                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          ADVANCE HOLDING CORPORATION,

                           ADVANCE AUTO PARTS, INC.,

                          AAP ACQUISITION CORPORATION,

                      ADVANCE STORES COMPANY, INCORPORATED

                                      AND

                           DISCOUNT AUTO PARTS, INC.



                           Dated as of August 7, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE 1 DEFINITIONS....................................................   2
    Section 1.1  Definitions of Certain Terms............................    2
    Section 1.2  Cross Reference Table of Certain Additional Defined
                 Terms...................................................    5

 ARTICLE 2 THE MERGER.....................................................   7
    Section 2.1  The Merger..............................................    7
    Section 2.2  Filing..................................................    7
    Section 2.3  Effective Time of Merger................................    7
    Section 2.4  Articles of Incorporation and Bylaws....................    7
    Section 2.5  Directors and Officers..................................    7
    Section 2.6  Effect of the Merger....................................    8
    Section 2.7  Contribution of Surviving Corporation Stock.............    8
    Section 2.8  Further Assurances......................................    8
    Section 2.9  Closing.................................................    8

 ARTICLE 3 CONVERSION OF SECURITIES.......................................   8
    Section 3.1  Conversion of Capital Stock.............................    8
    Section 3.2  Stockholder Approval, Proxy Statement/Prospectus........   10
    Section 3.3  Exchanging Certificates and In-the-Money Options for
                 Payment of Merger Consideration and Option Merger
                 Consideration...........................................   11

 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF DISCOUNT.....................  14
    Section 4.1  Organization of Discount................................   14
    Section 4.2  Discount Capital Structure..............................   14
    Section 4.3  Authority; No Conflict; Required Filings and Consents...   15
    Section 4.4  SEC Filings; Financial Statements.......................   16
    Section 4.5  No Undisclosed Liabilities..............................   16
    Section 4.6  Absence of Certain Changes or Events....................   17
    Section 4.7  Taxes...................................................   17
    Section 4.8  Properties..............................................   18
    Section 4.9  Agreements, Contracts and Commitments...................   19
    Section 4.10 Litigation..............................................   20
    Section 4.11 Employee Benefit Plans..................................   20
    Section 4.12 Compliance With Laws....................................   21
    Section 4.13 Registration Statement; Blue Sky Filings; Proxy
                 Statement/Prospectus; Other Information.................   22
    Section 4.14 Labor Matters...........................................   22
    Section 4.15 Insurance...............................................   22
    Section 4.16 Environmental Matters...................................   23
    Section 4.17 No Existing Discussions.................................   23
    Section 4.18 Opinion of Financial Advisor............................   23
    Section 4.19 Brokers.................................................   24
    Section 4.20 Anti-Takeover Laws; Stockholder Rights Agreement........   24
    Section 4.21 Noncompetition Agreements...............................   24
    Section 4.22 Suppliers...............................................   24
    Section 4.23 Potential Conflict of Interest..........................   24

 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF NEW HOLDING, HOLDING, ASCI
           AND MERGER SUB.................................................  25
    Section 5.1  Organization of Holding, New Holding, ASCI and Merger
                 Sub.....................................................   25

                                                                           Page
                                                                           ----
    Section 5.2  Capital Structures.....................................    25
    Section 5.3  Authority; No Conflict; Required Filings and Consents..    27
    Section 5.4  Financing..............................................    27
    Section 5.5  SEC Filings; Financial Statements......................    28
    Section 5.6  No Undisclosed Liabilities.............................    28
    Section 5.7  Taxes..................................................    28
    Section 5.8  Employee Benefit Plans.................................    29
    Section 5.9  Compliance With Laws...................................    29
    Section 5.10 Labor Matters..........................................    29
    Section 5.11 Environmental Matters..................................    30
    Section 5.12 Absence of Certain Changes or Events...................    30
    Section 5.13 Registration Statement; Blue Sky Filings; Proxy
                 Statement/Prospectus; Other Information................    31
    Section 5.14 Litigation.............................................    31
    Section 5.15 Brokers................................................    31
    Section 5.16 New Holding and Merger Sub.............................    32
    Section 5.17 No Other Transactions Being Negotiated.................    32

 ARTICLE 6 CERTAIN COVENANTS.............................................   32
    Section 6.1  Covenants of Discount..................................    32
    Section 6.2  Covenants of Holding and New Holding...................    34
    Section 6.3  Cooperation; Access....................................    37
    Section 6.4  Confidentiality........................................    38
    Section 6.5  Notices of Certain Events..............................    38

 ARTICLE 7 ADDITIONAL AGREEMENTS.........................................   38
    Section 7.1  No Solicitation........................................    38
    Section 7.2  Proxy Statement/Prospectus; Registration Statement;
                 Stockholders Meeting...................................    41
    Section 7.3  NYSE Listing...........................................    42
    Section 7.4  Legal Conditions to Merger.............................    42
    Section 7.5  Public Disclosure......................................    44
    Section 7.6  Certain Employee Benefit Plan Obligations..............    44
    Section 7.7  Indemnification, Exculpation and Insurance.............    45
    Section 7.8  Control of Operations..................................    46
    Section 7.9  No Rights Triggered....................................    47
    Section 7.10 Securityholder Litigation..............................    47
    Section 7.11 Directors..............................................    47
    Section 7.12 Delivery of Discount Financial Information.............    47
    Section 7.13 Delivery of Holding Financial Information..............    48

 ARTICLE 8 CONDITIONS TO MERGER..........................................   48
    Section 8.1  Conditions to Each Party's Obligation to Effect the
                 Merger.................................................    48
    Section 8.2  Additional Conditions to Obligations of Holding, New
                 Holding and Merger Sub.................................    49
    Section 8.3  Additional Conditions to Obligations of Discount.......    50

 ARTICLE 9 TERMINATION AND AMENDMENT.....................................   51
    Section 9.1  Termination............................................    51
    Section 9.2  Effect of Termination..................................    52
    Section 9.3  Termination Fee; Expenses..............................    53
    Section 9.4  Amendment..............................................    54

                                                                            Page
                                                                            ----
    Section 9.5   Extension; Waiver.......................................   54

 ARTICLE 10 MISCELLANEOUS..................................................  55
    Section 10.1  Survival................................................   55
    Section 10.2  Notices.................................................   55
    Section 10.3  Interpretation; Headings; Terms.........................   56
    Section 10.4  Counterparts............................................   56
    Section 10.5  Waivers.................................................   56
    Section 10.6  Entire Agreement; No Third Party Beneficiaries..........   56
    Section 10.7  Governing Law...........................................   56
    Section 10.8  Jurisdiction; Enforcement...............................   56
    Section 10.9  Assignment..............................................   57
    Section 10.10 Severability............................................   57
    Section 10.11 Expenses................................................   57
    Section 10.12 No Rule of Construction.................................   57
    Section 10.13 Incorporation of Exhibits and Schedules.................   57
    Section 10.14 Waiver of Jury Trial....................................   57

                                    Exhibits

                                                                        Exhibit
                                                                        -------
   Plan of Merger......................................................     A
   Articles of Merger..................................................     B
   Opinion of Counsel to Discount......................................     C
   Amendments to Master Lease..........................................   C-1
   Irrevocable Proxy and Voting Agreement..............................     D
   Stock Option Agreement..............................................     E
   Opinion of Counsel to Holding, New Holding, Merger Sub and ASCI.....     F

                                   Schedules

                                                                        Schedule
                                                                        --------
   Existing Senior Credit Facilities of ASCI to be refinanced..........     A
   Certain indebtedness of Discount to be repaid.......................     B
   Designated Discount Real Properties.................................     C
   Holding Designated Consents.........................................     D

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of August 7, 2001 among Advance Holding Corporation, a Virginia corporation ("Holding"), Advance Auto Parts, Inc., a Delaware corporation and wholly-owned subsidiary of Holding ("New Holding"), AAP Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of New Holding ("Merger Sub"), Advance Stores Company, Incorporated a Virginia corporation and wholly-owned subsidiary of Holding ("ASCI") and Discount Auto Parts, Inc., a Florida corporation ("Discount").

                                    RECITALS

   WHEREAS, Holding will reincorporate in Delaware by merging with and into New Holding, which is the owner of 100% of the issued and outstanding capital stock of Merger Sub, pursuant to which merger each outstanding share of Holding Common Stock will be converted into one outstanding share of New Holding Common Stock and the existing outstanding shares of New Holding will be cancelled (the "Reincorporation");

   WHEREAS, the Boards of Directors of Holding, New Holding, Merger Sub and Discount deem advisable and in the best interests of their respective stockholders that simultaneously with the Reincorporation, a merger of Merger Sub with and into Discount (the "Merger") be consummated upon the terms and conditions set forth herein and in accordance with the Florida Business Corporation Act ("FBCA") (Discount and Merger Sub being hereinafter sometimes referred to as the "Constituent Corporations" and Discount, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

   WHEREAS, immediately following consummation of the Merger and the Reincorporation, New Holding will contribute all of the issued and outstanding capital stock of the Surviving Corporation to ASCI;

   WHEREAS, simultaneously with the execution and delivery of this Agreement, Holding, ASCI and Fontaine Industries Limited Partnership, a entity directly or indirectly controlled by Peter J. Fontaine (the "Principal Stockholder") are entering into (i) an agreement (the "Irrevocable Proxy and Voting Agreement") pursuant to which the Principal Stockholder will agree to, among other things, vote in favor of the Merger and (ii) an agreement (the "Stock Option Agreement") pursuant to which the Principal Stockholder has granted to ASCI an option to purchase shares of Discount Common Stock owned by it;

   WHEREAS, the Boards of Directors of Holding, ASCI, New Holding, Merger Sub and Discount, as appropriate, have approved this Agreement, the Merger and the plan of merger attached hereto as Exhibit A (the "Plan of Merger"), upon the terms and subject to the conditions set forth herein;

   WHEREAS, subject to the terms and conditions of this Agreement, the Board of Directors of Discount has resolved to recommend that the holders of the outstanding shares of Discount Common Stock approve this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein and in the Plan of Merger; and

   WHEREAS, the Reincorporation and the Merger constitute interdependent steps of a single plan and Holding, New Holding, Merger Sub and Discount intend that, after giving effect to the transactions contemplated by this Agreement and the contemporaneous merger of Holding with and into New Holding, the exchange of New Holding Common Stock and cash for Discount Common Stock in the Merger be treated as part of an exchange subject to Section 351 of the Code.

   NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

   Section 1.1 Definitions of Certain Terms. As used in this Agreement, the following terms have the meanings set forth below:

   "Affiliate" or "affiliate" means, as to a designated Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the designated Person.

   "Business Day" means any day on which banking institutions in New York, New York and Lakeland, Florida are open for business.

   "Charter Documents" means the articles or certificate of incorporation, bylaws and other constitutive documents of a Person.

   "Code" means the United States Internal Revenue Code of 1986, as amended.

   "Designated Discount Real Properties" means those parcels of Discount Owned Real Property listed on Schedule C to this Agreement.

   "Discount Common Stock" means the common stock, par value $.01 per share, of Discount.

   "Discount Intellectual Property Rights" means all intellectual property rights of Discount and pertaining to the business of Discount and the Discount Subsidiaries, including all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations; (ii) copyrights, copyrightable materials or pending applications therefor; (iii) trade secrets; (iv) inventions, discoveries, designs, and drawings; (v) computer software (including all source and object codes and manuals); and (vi) patents and patent applications.

   "Discount Leased Personal Property" means the personal property leased by Discount or a Discount Subsidiary under the Discount Personal Property Leases.

   "Discount Leased Real Property" means the real property leased by Discount or a Discount Subsidiary pursuant to the Discount Real Property Leases.

   "Discount Owned Personal Property" means all personal property used by Discount or a Discount Subsidiary in its business, other than Discount Leased Personal Property and Discount Intellectual Property Rights.

   "Discount Owned Real Property" means real property owned by Discount or a Discount Subsidiary.

   "Discount Permitted Liens" means (i) Liens securing Taxes or assessments not yet due and payable or which are being contested in good faith by appropriate proceedings, which contested proceedings are disclosed in the relevant Discount Disclosure Schedule, (ii) statutory or common law Liens of landlords, warehousemen, mechanics, materialmen, laborers or the like securing obligations incurred in the ordinary course of business that are not yet delinquent or which are being contested in good faith by appropriate proceedings, and
(iii) Liens securing Indebtedness reflected in the Discount Balance Sheet (including changes in the outstanding balances thereof in the ordinary course of business since the date of the most recent balance sheet included in the Discount Balance Sheet).

   "Discount Personal Property Lease" means a lease of personal property under which Discount or a Discount Subsidiary is the lessee, whether the lease is treated as a capital lease or an operating lease for accounting purposes.

   "Discount Real Property" means the Discount Owned Real Property and the Discount Leased Real Property.

   "Discount Real Property Lease" means a lease or sublease (and all amendments thereto) of real property under which Discount or a Discount Subsidiary is the lessee or sublessee.

   "Discount Subsidiary" means any Subsidiary of Discount.

   "Environmental Law" means any and all federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment or the public health as it relates to the environment, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to the environment.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

   "Exchange Act Filings" means (i) as to Discount, Discount's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements filed by Discount with the SEC at any time after May 1, 1998 and (ii) as to Holding and ASCI, Holding's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements filed by Holding with the SEC at any time after May 1, 1998 and ASCI's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements filed by ASCI with the SEC at any time after May 1, 1998.

   "Hazardous Substance" means any substance that is: (i) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to or is otherwise regulated by any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

   "Holding Subsidiary" means any Subsidiary of Holding.

   "Knowledge" or "knowledge" means (i) with respect to Discount, the knowledge of one or more of Peter Fontaine, C. Michael Moore, Clement Bottino, Simon Gregorich, Kristi Mullis or Kevin Sullivan, and (ii) with respect to Holding and/or ASCI, the knowledge of one or more of Lawrence Castellani, Jimmie Wade, David Reid or Jeffrey Gray. An individual will be deemed to have knowledge of a particular fact or other matter if:

  (a) that individual is actually aware of that fact or matter; or

  (b) a prudent individual similarly situated in a comparable business organization would be expected to discover or otherwise become aware of that fact or matter after reasonable inquiry of the executive or senior managerial employees responsible for the relevant matters.

   "Liens" means all liens, pledges, security interests, options, mortgages, easements, charges, encumbrances or other interests in real or personal property that secure the payment or performance of an obligation or encumber real or personal property.

   "Material Adverse Effect" or "material adverse effect" or "material adverse change" means:

        (i) as to Discount, any change in or effect on the business of Discount or a Discount Subsidiary that (after giving effect to any benefits or beneficial or mitigating consequences or effects occasioned by or arising out of or in connection with the availability of any insurance or any contractual reimbursement or indemnity) is or has been or is reasonably likely to be materially adverse to the results of operations, properties, financial condition, assets or business of Discount and the Discount Subsidiaries, taken as a whole, except for any such change or effect reasonably attributable to (x) general economic conditions in the countries in which Discount or any Discount Subsidiary operates or in which products sold by Discount or any Discount Subsidiary are sourced, or (y) matters generally affecting the industries in which Discount or any Discount Subsidiary operates; and

         (ii) as to Holding, ASCI or New Holding, any change in or effect on the business of Holding, a Holding Subsidiary, New Holding or a Subsidiary of New Holding that (after giving effect to any benefits or beneficial or mitigating consequences or effects occasioned by or arising out of or in connection with the availability of any insurance or any contractual reimbursement or indemnity) is or has been or is reasonably likely to be materially adverse to the results of operations, properties, financial condition, assets or business of Holding, New Holding, the Holding Subsidiaries and the Subsidiaries of New Holding, taken as a whole, except for any such change or effect reasonably attributable to (x) general economic conditions in the countries in which Holding, any Holding Subsidiary, New Holding or any Subsidiary of New Holding operates or in which products sold by Holding, any Holding Subsidiary, New Holding or any Subsidiary of New Holding are sourced, or
    (y) matters generally affecting the industries in which Holding, any Holding Subsidiary, New Holding or any Subsidiary of New Holding operates.

   "Merger Consideration" means the aggregate shares of New Holding Common Stock (the "Stock Consideration") plus the aggregate cash, including without limitation cash paid for fractional shares, (the "Cash Consideration") payable upon the conversion of the Discount Common Stock pursuant to Section 3.1 hereof.

   "New Holding Common Stock" means the Common Stock, par value $0.0001 per share, of New Holding.

   "Option Merger Consideration" means the aggregate cash payable in respect of Outstanding Discount Options ("Option-Related Cash Consideration") plus all of the New Holding Options that Outstanding Discount Options become or are converted into pursuant to Section 3.1(f) hereof.

   "Outstanding Discount Options" means all outstanding stock options to purchase Discount Common Stock granted under any stock option or compensation plan or arrangement of Discount and includes all In-the-Money Options and all Fully Converted Options.

   "Per Share Merger Consideration" means (i) cash in the amount of $7.50 and
(ii) 0.2577 of a fully paid and nonassessable share of New Holding Common Stock. The cash portion of the Per Share Merger Consideration is herein sometimes referred to as the "Per Share Cash Portion of the Per Share Merger Consideration" and the New Holding Common Stock portion of the Per Share Merger Consideration is herein sometimes referred to as the "Per Share Stock Portion of the Per Share Merger Consideration."

   "Person" means an individual and any corporation, partnership, trust, limited liability company, association, governmental authority or other entity.

   "Principal Holding Stockholders" means FS Equity Partners IV, L.P., Ripplewood Partners, L.P., Ripplewood Advance Auto Parts Employee Fund I L.L.C., Nicholas F. Taubman, the Arthur Taubman Trust dated July 13, 1964, and WA Holding Co.

   "SEC" means the United States Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

   "Subsidiary" means with respect to any Person, any corporation or other entity a majority (by number of votes) of the outstanding shares (or other equity interests) of any class or classes of which shall at the time be directly or indirectly owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or Persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, directly or indirectly, to vote, or control or direct the outcome of any vote, for the election of a majority of the directors (or Persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

   "Tax" means any federal, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, real property, personal property, severance, capital levy, production, stamp, transfer, withholding, employment, unemployment, social security (including FICA), payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.

   "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   Section 1.2 Cross Reference Table of Certain Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms are defined in the Sections set forth below:

     Term                                                         Section
     ----                                                         -------
     Acquisition Proposal................................. Section 7.1(a)
     Acquiror Plan........................................ Section 3.1(f)(ii)
     Acquisition Transaction.............................. Section 9.3(g)
     Agreement............................................ Preamble
     Antitrust Laws....................................... Section 7.4(b)
     Articles of Merger................................... Section 2.2
     ASCI................................................. Preamble
     ASCI Account......................................... Section 9.3(a)
     Bankruptcy and Equity Exception...................... Section 4.3(a)
     Blue Sky Filings..................................... Section 7.2(a)
     Certificates......................................... Section 3.3(b)
     Closing.............................................. Section 2.9
     Closing Date......................................... Section 2.9
     Commitments.......................................... Section 5.4
     Confidentiality Agreements........................... Section 6.4
     Constituent Corporations............................. Recitals
     Disclosed Discount Employment Arrangements........... Section 7.6(b)
     Discount............................................. Preamble
     Discount Approvals................................... Section 4.12
     Discount Audited Financial Statements................ Section 7.12
     Discount Balance Sheet............................... Section 4.4(b)
     Discount Disclosure Schedule......................... Preamble to Article 4
     Discount Employee Plans.............................. Section 4.11(a)
     Discount Employees................................... Section 7.6(a)
     Discount Financial Statements........................ Section 4.4(b)
     Discount Material Contracts.......................... Section 4.9
     Discount Material Leases............................. Section 4.8(b)
     Discount Material Personal Property.................. Section 4.8(a)
     Discount Material Real Property...................... Section 4.8(a)

     Term                                                         Section
     ----                                                         -------
     Discount Meeting..................................... Section 3.2(a)(i)
     Discount Option Plans................................ Section 3.1(f)(iii)
     Discount Preferred Stock............................. Section 4.2(a)
     Discount Q1 Financial Statements..................... Section 7.12
     Discount Q1 Form 10-Q................................ Section 7.12
     Discount Recommendation.............................. Section 3.2(a)(ii)
     Discount SEC Financial Statements.................... Section 4.4(b)
     Discount SEC Reports................................. Section 4.4(a)
     Discount Stockholder Vote............................ Section 6.2(a)
     Discount Unaudited Financial Statements.............. Section 4.4(b)
     DOJ.................................................. Section 7.4(b)
     Effective Time....................................... Section 2.3
     Environmental Law.................................... Section 4.16(b)
     ERISA................................................ Section 4.11 (a)
     ERISA Affiliate...................................... Section 4.11 (a)
     Exchange Agent....................................... Section 3.3(a)
     Exchange Fund........................................ Section 3.3(a)
     Expenses............................................. Section 9.3(a)
     Expenses Cap......................................... Section 9.3(a)
     FBCA................................................. Recitals
     FTC.................................................. Section 7.4(b)
     Fully Converted Option............................... Section 3.1(f)(ii)
     Government Action.................................... Section 7.4(b)
     Governmental Entity.................................. Section 4.3(c)
     Government Order..................................... Section 7.4(b)
     Hazardous Substance.................................. Section 4.16(c)
     Holding.............................................. Preamble
     Holding Approvals.................................... Section 5.9
     Holding Balance Sheet................................ Section 5.5(b)
     Holding Class B Stock................................ Section 5.2(a)
     Holding Common Stock................................. Section 5.2(a)
     Holding Designated Consents.......................... Section 7.4(a)
     Holding Disclosure Schedule.......................... Preamble to Article 5
     Holding Employee Plans............................... Section 5.8(a)
     Holding Financial Statements......................... Section 5.5(b)
     Holding Option Plans................................. Section
     Holding Preferred Stock.............................. Section 5.2(a)
     Holding SEC Reports.................................. Section 5.5(a)
     HSR Act.............................................. Section 4.3(c)
     In-the-Money Option.................................. Section 3.1(f)(i)
     IRS.................................................. Section 4.11(b)
     Merger............................................... Recitals
     Merger Sub........................................... Preamble
     Moody's.............................................. Section 7.1(f)
     New Holding.......................................... Preamble
     New Holding Common Stock............................. Section 5.2(b)
     New Holding Merger Agreement......................... Section 5.2(b)
     New Holding Preferred Stock.......................... Section 5.2(b)
     Option Exchange Ratio................................ Section 3.1(f)(ii)
     Outside Date......................................... Section 2.9
     Plan of Merger....................................... Recitals

     Term                                                            Section
     ----                                                            -------
     Principal Stockholder....................................... Recitals
     Private Party Action........................................ Section 7.4(b)
     Private Party Order......................................... Section 7.4(b)
     Proxy Statement/Prospectus.................................. Section 7.2(c)
     Rating Date................................................. Section 7.1(f)
     Registration Statement...................................... Section 7.2(a)
     Reincorporation............................................. Recitals
     Rights...................................................... Section 4.20
     S&P......................................................... Section 7.1(f)
     Salomon Smith Barney........................................ Section 4.18
     Salomon Smith Barney Engagement Letter...................... Section 4.19
     significant vendor.......................................... Section 4.22
     Stockholder Approval........................................ Section 4.3(a)
     Stockholder Rights Agreement................................ Section 4.20
     Stockholders Agreement...................................... Section 8.3(c)
     Stock Option Agreement...................................... Recitals
     Superior Proposal........................................... Section 7.1(b)
     Surviving Corporation....................................... Recitals
     Termination Fee............................................. Section 9.3(a)
     Irrevocable Proxy and Voting Agreement...................... Recitals

                                   ARTICLE 2

                                   THE MERGER

   Section 2.1 The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the FBCA, at the Effective Time, Merger Sub shall merge with and into Discount and thereupon the separate existence of Merger Sub shall cease, and Discount, as the Surviving Corporation, shall continue to exist under and be governed by the FBCA.

   Section 2.2 Filing. At the Closing to be held pursuant to Section 2.9, upon the satisfaction or waiver of the conditions set forth in Article 8 hereof, Merger Sub and Discount will cause articles of merger, in substantially the form of Exhibit B attached hereto (the "Articles of Merger"), to be executed and promptly filed with the Department of State of the State of Florida as provided in the relevant provisions of the FBCA.

   Section 2.3 Effective Time of Merger. The Merger shall become effective upon the filing of the Articles of Merger pursuant to the FBCA (the "Effective Time"), it being understood that the parties intend to use their reasonable best efforts to arrange for the filing of the Articles of Merger pursuant to the FBCA simultaneously with the effectiveness of the merger of Holding into New Holding.

   Section 2.4 Articles of Incorporation and Bylaws. Upon the effectiveness of the Merger, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

   Section 2.5 Directors and Officers. The persons serving as directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation after the Effective Time, and the persons serving as officers of Discount immediately prior to the Effective Time shall serve as officers of the Surviving Corporation after the Effective Time, in each case such directors and officers to hold office until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, or their earlier death, resignation or removal.

   Section 2.6 Effect of the Merger. The Merger shall have the effect set forth in Section 1106 of the FBCA.

   Section 2.7 Contribution of Surviving Corporation Stock. Immediately following the consummation of the Merger, New Holding, as the owner of 100% of the issued and outstanding capital stock of the Surviving Corporation, pursuant to Section 3.1 hereof, shall cause all of such capital stock of the Surviving Corporation to be contributed to ASCI such that, after giving effect to the contribution, the Surviving Corporation shall be a wholly-owned subsidiary of ASCI.

   Section 2.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

   Section 2.9 Closing. The closing of the Merger, the Reincorporation and the contribution pursuant to Section 2.7 (the "Closing") will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article 8 hereof (other than the conditions with respect to the documents to be delivered at the Closing), but no later than December 31, 2001 (the "Outside Date"), at the offices of Cravath, Swaine & Moore, New York, New York, unless another date, place or time is agreed to in writing by the parties.

                                   ARTICLE 3

                            CONVERSION OF SECURITIES

   Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Discount Common Stock, or capital stock of Merger Sub and subject to Section
3.2 and subject to the other terms and conditions of this Agreement:

  (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  (b) Cancellation of Treasury Stock. All shares of Discount Common Stock that are owned directly or indirectly by Discount as treasury stock, if any, shall be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

  (c) Conversion of Discount Common Stock. Each issued and outstanding share of Discount Common Stock shall be converted into the right to receive the Per Share Merger Consideration and any cash in lieu of fractional shares of New Holding Common Stock to be issued or paid in consideration therefor. As of the Effective Time, all such shares of Discount Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive with respect to each share represented thereby the Per Share Merger Consideration and any cash in lieu of fractional shares of New Holding Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.3, without interest.

  (d) Withholding Taxes. The right of any stockholder of Discount to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any required Tax withholding obligation from the Per Share Cash Portion of the Per Share Merger Consideration.

  (e) Fractional Shares. No fraction of a share of New Holding Common Stock will be issued in the Merger but, in lieu thereof, each holder of Discount Common Stock who would otherwise be entitled to a fraction of a share of New Holding Common Stock will be entitled to receive from the Surviving Corporation, which amount shall be paid by the Exchange Agent as provided for in Section 3.3 an amount in cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) $29.11.

  (f) Stock Options.

        (i) At or immediately before the Effective Time, each outstanding option to purchase shares of Discount Common Stock, granted under any stock option or compensation plan or arrangement of Discount, and with a per share exercise price or strike price of less than $15.00 per share (an "In-the-Money Option") shall be cancelled and converted into the right to receive at the Effective Time or as soon as practicable thereafter in consideration for such cancellation an amount in cash equal to the product of (1) the number of shares of the Discount Common Stock previously subject to such In-the-Money Option and (2) the difference between $15.00 and the exercise price per share of Discount Common Stock previously subject to such In-the-Money Option. At the Effective Time, such In-the-Money Options shall no longer be outstanding and shall automatically be cancelled and retired and converted into the right to receive the cash payment specified in this
    Section 3.1(f)(i), and each holder of an In-the-Money Option shall cease to have any rights with respect to the In-the-Money Option other than the right to receive with respect thereto the cash payment specified in this Section 3.1(f)(i) upon the surrender of the In-the-Money Option in accordance with Section 3.3, without interest. The surrender of the In-the-Money Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option. In addition, the right of any holder of In-the-Money Options to receive the cash payment specified in this Section 3.1(f)(i) shall be subject to and reduced by the amount of any required tax withholding obligation.

         (ii) Each issued and outstanding stock option to purchase shares of Discount Common Stock granted under any stock option or compensation plan or arrangement of Discount that is not an outstanding In-the-Money Option (each, a "Fully Converted Option", and together with the In-the-Money Options, the "Outstanding Discount Options"), whether or not then exercisable, shall at the Effective Time be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Fully Converted Option immediately prior to the Effective Time (but reflecting the acceleration of vesting occasioned by the consummation of the transactions contemplated by this Agreement) and which option shall be considered issued under and subject to the terms of the 2001 Acquiror Executive Stock Option Plan (the "Acquiror Plan"), the number of shares of New Holding Common Stock determined by multiplying the number of shares of Discount Common Stock that were purchasable immediately prior to the Effective Time upon the exercise of such Fully Converted Option by 0.5154 (the "Option Exchange Ratio") (rounded as hereinafter provided) at a price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Discount Common Stock immediately prior to the Effective Time under such Fully Converted Option divided by (B) the Option Exchange Ratio; provided, however, that with respect to a Fully Converted Option with the same exercise price and option term, the number of shares of New Holding Common Stock to be represented by the Fully Converted Option shall be computed on an aggregate basis so as to create options for whole shares of New Holding Common Stock with any then remaining fractional share rounded up the nearest whole share. As soon as practicable after the Effective Time, New Holding shall deliver to each holder of a Fully Converted Option a stock option agreement or certificate issued under the Acquiror Plan as a replacement for the stock option certificate previously provided to such holder by Discount and evidencing such Fully Converted Option and setting forth such holder's rights pursuant thereto, including the number of shares of New

    Holding Common Stock purchasable under the converted stock option and replacement option agreement or certificate and the corresponding exercise price thereunder. In addition, New Holding shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Holding Common Stock for delivery upon exercise of a Fully Converted Option. As soon as practicable after the Effective Time, New Holding shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or appropriate forms), or another appropriate form, with respect to the shares of New Holding Common Stock subject to such Fully Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Fully Converted Options, as herein converted, remain outstanding.

    For example, assume an out of the money option for 10,500 shares of Discount Common Stock with an exercise price of $20.00. At the Effective Time, the out of the money option shall be converted so as to thereafter constitute an option to acquire 5,412 shares of New Holding Common Stock (10,500 X 0.5154) (rounded up) at a price per share equal to $38.80 ($20.00 / 0.5154).

          (iii) As soon as practicable following the date of this Agreement, Holding, Merger Sub and New Holding (or, if appropriate, any committee administering any stock option or compensation plan or arrangement) shall take such additional actions, if any, as may reasonably be required or necessary to cause each Fully Converted Option to be converted at the Effective Time by virtue of the Merger and continued as an option of New Holding under the corresponding New Holding option plans. On or prior to the Effective Date, Discount shall take such additional action, if any, as may be reasonably required or necessary to cause the stock option or compensation plans or arrangements of Discount providing for the granting of stock options with respect to stock of Discount ("Discount Option Plans") to terminate immediately following the Effective Time and for the provisions in any other plan, program or arrangement providing for the issuance or grant by Discount of any interest in respect of the capital stock of Discount to be terminated immediately following the Effective Time. The holders of Outstanding Discount Options shall be entitled to enforce this Section 3.1(f) against the Surviving Corporation.

  (g) Adjustments to Per Share Merger Consideration. If, subject to Section 6.1, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Discount Common Stock or New Holding Common Stock shall occur (other than the change contemplated by the Reincorporation), including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend with a record date during such period, but excluding any change resulting from the issuance of shares upon exercise of options, warrants or other rights to acquire Discount Common Stock outstanding on the date of this Agreement and listed in the Discount Disclosure Schedule, the Per Share Merger Consideration (including both the Per Share Cash Portion of the Per Share Merger Consideration and the Per Share Stock Portion of the Per Share Merger Consideration) and the Option Merger Consideration applicable to each Outstanding Discount Option shall be appropriately adjusted.

   Section 3.2 Stockholder Approval, Proxy Statement/Prospectus.

  (a) Discount Meeting. Discount, acting through its Board of Directors, shall in accordance with applicable law and its Charter Documents:

         (i) as soon as practicable, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement, the Plan of Merger and the Merger (the "Discount Meeting");

         (ii) subject to its fiduciary duties under applicable laws and subject to Section 7.1, recommend that its stockholders vote in favor of the approval and adoption of this Agreement, the Plan of Merger, the Merger and the transactions contemplated hereby (the "Discount Recommendation") and include in the Proxy Statement/Prospectus with respect to the Discount Meeting, the Discount Recommendation; and

          (iii) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement/Prospectus, (B) to file the Proxy Statement/Prospectus with the SEC as promptly as practicable after the date of this Agreement, in accordance with Section 7.2, (C) to amend or supplement the Proxy Statement/Prospectus from time to time as necessary to assure that it does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, subject to the approval of Holding, which approval Holding shall not unreasonably withhold, (D) after consultation with Holding, ASCI and Merger Sub, to respond as promptly as is reasonably practicable to any comments made by the SEC with respect to the Proxy Statement/Prospectus, any preliminary version thereof or any amendments or supplements thereto, (E) to cause the Proxy Statement/Prospectus and any amendments or supplements thereto to be mailed to its stockholders at the earliest practicable time, and (F) subject to the fiduciary duties of its Board of Directors under applicable laws and subject to
    Section 7.1, to obtain the necessary approval of the Merger by its stockholders.

  (b) No Amendment. After the adoption of this Agreement by the stockholders of Discount, without the affirmative vote of the holders of shares of Discount Common Stock representing a majority of the votes that may be cast by the holders of all then outstanding shares of Discount Common Stock, Discount will not (i) enter into any amendment to this Agreement that would alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of shares of Discount Common Stock, or (ii) waive any condition set forth in Section 8.1 or 8.3 if such waiver would materially adversely affect the holders of shares of Discount Common Stock.

  (c) New Holding's Consent; Approval of Reincorporation. New Holding, as the sole stockholder of Merger Sub, hereby consents to the adoption of this Agreement by Merger Sub and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for this purpose. The directors and the stockholder of New Holding and the directors of Holding have each duly adopted, approved and authorized the Reincorporation. The Principal Holding Stockholders have entered into a binding and fully enforceable voting agreement pursuant to which each Principal Holding Stockholder agrees to vote in favor of adopting, approving and authorizing the Reincorporation and Discount shall be a third party beneficiary of that voting agreement. Prior to the Discount Meeting, Holding shall in accordance with applicable law and its Charter Documents duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the Reincorporation.

   Section 3.3 Exchanging Certificates and In-the-Money Options for Payment of Merger Consideration and Option Merger Consideration. The procedures for exchanging outstanding shares of Discount Common Stock and In-the-Money Options for Merger Consideration and Option Merger Consideration pursuant to the Merger are as follows:

  (a) Exchange Agent. Prior to the Effective Time, New Holding and Holding shall designate a United States bank or trust company, which shall be US Stock Transfer & Trust, to act as exchange agent (the "Exchange Agent") for the payment of Merger Consideration and Option Merger Consideration upon surrender of certificates representing Discount Common Stock and certificates or agreements representing In-the-Money Options, and for no other purpose. At or immediately following the Effective Time, (i) New Holding shall provide to the Exchange Agent the shares of New Holding Common Stock to be issued as the Stock Consideration and (ii) New Holding and ASCI shall cause the Surviving Corporation to provide to the Exchange Agent from funds contributed to or otherwise provided to the Surviving Corporation by ASCI cash in immediately available funds in an amount sufficient to pay the Cash Consideration and the Option Merger Consideration (such cash and stock being hereinafter referred to as the "Exchange Fund"). The monies in the Exchange Fund may, as directed by the Surviving Corporation (so long as such directions do not impair the rights of holders of shares of Discount Common Stock to receive the Per Share Merger Consideration promptly upon the surrender of their shares in accordance with this Agreement or the rights of holders of In-the-Money Options to receive the Option Merger Consideration promptly upon surrender of their options in accordance with this Agreement), be invested by the Exchange Agent in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets. Deposit of funds with the Exchange Agent shall not relieve the Surviving Corporation of its obligations to make payments in respect of the shares of Discount Common Stock or in respect of In-the-Money Options.

  (b) Exchange Procedures. Promptly after the Effective Time, New Holding shall irrevocably instruct the Exchange Agent and the Exchange Agent shall mail and/or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Discount Common Stock (the "Certificates") whose shares of Discount Common Stock were converted pursuant to Section 3.1 into the right to receive Per Share Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as New Holding and Discount may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Per Share Merger Consideration. As promptly as practicable after surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by New Holding, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid in exchange therefor, subject to any required withholding of Taxes, the amount of cash and the shares of New Holding Common Stock that such holder is entitled to receive as Per Share Merger Consideration plus any cash in lieu of fractional shares that such holder is entitled to receive with respect to the shares of Discount Common Stock theretofore represented by such Certificate, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Discount Common Stock which is not registered in the transfer records of Discount, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of New Holding that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate the shares of New Holding Common Stock and the amount of cash, without interest, that the holder thereof is entitled to receive as Per Share Merger Consideration (together with any cash in lieu of fractional shares) with respect to the shares of Discount Common Stock theretofore represented by such Certificate, subject to any required withholding of Taxes from the Per Share Cash Portion of the Per Share Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. Promptly after the Effective Time, New Holding shall irrevocably instruct the Exchange Agent and the Exchange Agent shall take similar actions to address payment of cash with respect to In-the-Money Options.

  (c) No Further Ownership Rights in Discount Common Stock. Delivery of the Merger Consideration and Option Merger Consideration in accordance with the terms of this Article 3 upon conversion of any shares of Discount Common Stock and any In-the-Money Options in the Merger, and the assumption by New Holding of any Fully Converted Option, shall be deemed to have satisfied in full all rights pertaining to such shares of Discount Common Stock or such Outstanding Discount

      Options, as the case may be, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Discount on such shares of Discount Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 6.1) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Discount Common Stock which were outstanding immediately prior to the Effective Time and no further exercises of Outstanding Discount Options. If, after the Effective Time, Certificates or option agreements or certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.3.

  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders and optionholders of Discount for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, subject to compliance with any applicable abandoned property, escheat or similar law, and any stockholders or optionholders of Discount who have not previously complied with this Section 3.3 shall thereafter look only to New Holding and the Surviving Corporation for payment of their claim for Merger Consideration or Option Merger Consideration, without interest; provided, however, that New Holding and the Surviving Corporation shall continue to be liable for any payments required to be made thereafter under Section 3.1 hereof.

  (e) No Liability. To the extent permitted by applicable law, none of ASCI, New Holding, the Surviving Corporation or the Exchange Agent or any of their Affiliates shall be liable to any Person in respect of any cash or stock from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or option agreement or certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate and any such rights in respect of such option agreement or certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

  (f) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the cash portion of the consideration otherwise payable pursuant to this Agreement to any holder of shares of Discount Common Stock or In-the-Money Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Discount Common Stock or In-the-Money Options in respect of which such deduction and withholding was made by the Surviving Corporation.

  (g) Lost Certificates and Lost Option Agreements and Certificates. If any Certificate or any option agreement or certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or such option agreement or certificate to be lost, stolen or destroyed, the satisfaction of any applicable rules of the New York Stock Exchange and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or such option agreement or certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate or option agreement or certificate, as the case may be, the Merger Consideration or the Option Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF DISCOUNT

   Discount represents and warrants to Holding, New Holding, ASCI and Merger Sub that the statements contained in this Article 4 are true and correct, except as set forth herein or as set forth in the disclosure schedule delivered by Discount to Holding on or before the date of this Agreement (the "Discount Disclosure Schedule"). The Discount Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article 4 (and in the other Articles of this Agreement) and the disclosure in any paragraph shall qualify other sections in this Article 4 (and in the other Articles of this Agreement) to the extent that it is readily apparent from a reading of such disclosure that it should also qualify or apply to such other sections.

   Section 4.1 Organization of Discount.

  (a) Discount and each of its Subsidiaries is duly organized, validly existing and in active status or good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

  (b) The Discount Disclosure Schedule lists each Discount Subsidiary and its jurisdiction of incorporation. All the outstanding shares of capital stock of each Discount Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Discount Disclosure Schedule, are owned by Discount, by another Discount Subsidiary or by Discount and another Discount Subsidiary, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

  (c) Except for the Subsidiaries listed in the Discount Disclosure Schedule, neither Discount nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

  (d) The copies of the Charter Documents of Discount and each Subsidiary provided to Holding are complete and correct as of the date of this Agreement.

   Section 4.2 Discount Capital Structure.

  (a) The authorized capital stock of Discount consists of 50,000,000 shares of Common Stock ("Discount Common Stock") and 5,000,000 shares of Preferred Stock ("Discount Preferred Stock"). As of June 30, 2001, (i) 16,707,923 shares of Discount Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Discount Common Stock were held in the treasury of Discount or by Subsidiaries of Discount, and (iii) no shares of Discount Preferred Stock were issued and outstanding. The Discount Disclosure Schedule shows the number of shares of Discount Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of June 30, 2001 and the Discount Option Plans and the number of shares of Discount Common Stock and the number of shares of Discount Preferred Stock reserved for issuance in connection with the rights issued pursuant to the Stockholder Rights Agreement dated as of November 21, 2000, as amended from time to time between Discount and ChaseMellon Shareholder Services, LLC (n/k/a Mellon Investor Services
      LLC). No change in such capitalization has occurred between June 30, 2001 and the date of this Agreement. All shares of Discount Common Stock reserved for issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Discount having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Discount may vote. There are no obligations, contingent or otherwise, of Discount or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Discount Common Stock, Discount Preferred Stock, or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. The Discount Disclosure Schedule sets forth a true and complete description of the changes in vesting of Outstanding Discount Options that would occur if the Merger were consummated.

  (b) Except as set forth in the Discount Disclosure Schedule or as reserved for future grants of options and warrants under the Discount Option Plans, there are no equity securities of any class of Discount or any of its Subsidiaries, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, equity securities, calls, rights, commitments, undertakings or agreements of any character to which Discount or any of its Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Discount or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Discount or any of its Subsidiaries or obligating Discount or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the Knowledge of Discount, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Discount or any Subsidiary.

   Section 4.3 Authority; No Conflict; Required Filings and Consents.

  (a) Discount has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to the approval of the Merger by Discount's stockholders under the FBCA, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Discount have been duly authorized by all necessary corporate action on the part of Discount, subject only to the approval of the Merger by Discount's stockholders under the FBCA; the vote of Discount's stockholders required to approve the Merger is the affirmative vote of the holders of a majority of the shares of Discount Common Stock outstanding on the record date for the Discount Meeting ("Stockholder Approval"). This Agreement has been duly executed and delivered by Discount and constitutes the valid and binding obligation of Discount, enforceable against Discount in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

  (b) Except as set forth in the Discount Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not (i) assuming the approval of the stockholders of Discount as contemplated by Section 3.2, conflict with, or result in any violation or breach of, any provision of the Charter Documents of Discount or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, loan, credit agreement, contract or other agreement, instrument or obligation to which Discount or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Discount or any of its Subsidiaries or any of its or their properties or assets, except, in the case of (ii) and (iii), for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Discount or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and otherwise satisfying the requirements of the HSR Act, (ii) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which Discount is qualified to do business, (iii) the simultaneous merger of Holding with and into New Holding, (iv) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect.

   Section 4.4 SEC Filings; Financial Statements.

  (a) Since the date of its initial public offering, and except to the extent that their failure to do so would not be reasonably likely to have a Material Adverse Effect, Discount and/or its Subsidiaries have filed all forms, reports, registration statements, prospectuses, schedules, statements and documents, including the exhibits thereto, required to be filed by Discount and/or its Subsidiaries with the SEC under the Securities Act or the Exchange Act, including without limitation the Exchange Act Filings (these forms, reports, registration statements, prospectuses, schedules, statements and documents, including the exhibits thereto, are referred to collectively as "Discount SEC Reports"). Each Discount SEC Report (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Discount SEC Report or necessary in order to make the statements in such Discount SEC Report, in the light of the circumstances under which they were made, not misleading. None of Discount's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Discount SEC Reports, as of the date of the applicable Discount SEC Report (collectively, the "Discount SEC Financial Statements"), as well as the unaudited consolidated balance sheet, statements of income and cash flows of Discount and its Subsidiaries as of and for the three-month and twelve-month periods ended May 29, 2001 included in the Discount Disclosure Schedule (the "Discount Unaudited Financial Statements", and collectively with the Discount SEC Financial Statements, the "Discount Financial Statements"), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Discount Financial Statements, in the Discount SEC Reports, or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Discount and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the Discount Unaudited Financial Statements were or are subject to normal and recurring year-end adjustments, and do not contain any of the footnotes required by U.S. GAAP or by the requirements of Form 10-Q. The unaudited balance sheet of Discount as of May 29, 2001 is referred to herein as the "Discount Balance Sheet."

   Section 4.5 No Undisclosed Liabilities. Except as set forth on the Discount Disclosure Schedule or as disclosed in the Discount SEC Reports that have been filed and are publicly available prior to the date hereof or as disclosed in the Discount Unaudited Financial Statements, and except for normal or recurring liabilities incurred since the date of the Discount Balance Sheet in the ordinary course of business consistent with past practices, Discount and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, have had or will have a Material Adverse Effect.

   Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Discount SEC Reports that have been filed and are publicly available prior to the date hereof or the Discount Disclosure Schedule, since the date of the Discount Balance Sheet, Discount and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with recent past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business, prospects, assets or properties of Discount and its Subsidiaries, taken as a whole, that has had, or will have, a Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Discount or any of its Subsidiaries that has had, or will have, a Material Adverse Effect; (iii) any material change by Discount in its accounting methods, principles or practices to which Holding has not previously consented in writing; (iv) any revaluation by Discount of any of its assets or liabilities that has had, or will have, a Material Adverse Effect; or (v) any other action or event that would have required the consent of New Holding pursuant to Section 6.1 of this Agreement had such action or event occurred after the date of this Agreement.

   Section 4.7 Taxes.

  (a) Except as set forth on the Discount Disclosure Schedule, Discount and each of its Subsidiaries (i) have timely filed all material Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions) and will timely file all such material Tax Returns required to be filed on or before the Closing Date except where the failure to so file is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and (ii) have paid or accrued, or will pay or accrue, all material Taxes payable (whether or not such Taxes are set forth on the Tax Returns of Discount and its Subsidiaries or are otherwise then due) for all taxable periods or partial periods ending on or before the Closing Date except where the failure to so pay or accrue is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Discount and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected except where the failure to so pay is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. There are no liens for Taxes upon the assets of Discount or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and other than liens for Taxes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect).

  (b) Except as set forth in the Discount Disclosure Schedule, (i) neither Discount nor any Discount Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return,
      (ii) neither Discount nor any Discount Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to, or requested, any extension of time with respect to a material Tax assessment or deficiency, (iii) no action or proceeding (including, but not limited to, any audit, examination, deficiency, claim, assessment or violation) is pending with respect to any past or current material Tax liability of Discount or any Discount Subsidiary, or, to the Knowledge of Discount and any Discount Subsidiary, threatened by any governmental authority, (iv) neither Discount nor any Discount Subsidiary has received, before the date of this Agreement, a notice of deficiency or assessment of additional material Taxes which notice or assessment remains unresolved, and (v) all resolved material Tax assessments against Discount and any Discount Subsidiary have been paid or are reflected in the Discount Balance Sheet.

  (c) (i) Neither Discount nor any Discount Subsidiary has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise other than liability that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

    (ii) Except as set forth on the Discount Disclosure Schedule, neither Discount nor any Discount Subsidiary is or ever has been a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated or combined Tax Returns, under operation of any state or local laws as a result of being a member of a combined, consolidated or unitary group, or under comparable laws of any other foreign jurisdiction) which includes a party other than Discount and the Discount Subsidiaries, nor does Discount or any Discount Subsidiary owe any amount under any such agreement.

  (d) Neither Discount nor any Discount Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Discount or the Subsidiaries are subject to an election under Section 341(f) of the Code.

  (e) Except as set forth on the Discount Disclosure Schedule, neither Discount nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code as a result of the transactions contemplated by this Agreement. Except as set forth on the Discount Disclosure Schedule, neither Discount nor any Discount Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will be non-deductible under Code
      Section 162, 280G or 404.

  (f) Discount has made available to Holding and ASCI complete, current and correct copies of the federal and state Tax Returns of Discount and the Discount Subsidiaries for the fiscal years ended in 1997, 1998, 1999 and 2000.

   Section 4.8 Properties.

  (a) Discount has provided to Holding a true and complete list of all owned stores and all other Discount Owned Real Property with a fair market value in excess of $100,000 with respect to any parcel (collectively, "Discount Material Real Property"), as well as all other owned real property. Except as set forth in the Discount Disclosure Schedule, each of Discount and each Subsidiary of Discount has good, valid, marketable and insurable title in fee simple to all of its respective Discount Material Real Property and good, valid, and marketable title to all of its other assets as are material to the conduct of the business of Discount and the Subsidiaries of Discount as currently conducted (collectively, "Discount Material Personal Property"), in each case free and clear of all Liens other than (i) Discount Permitted Liens,
      (ii) with respect to Discount Material Real Property, imperfections in title and Liens which individually or in the aggregate do not or will not have a Material Adverse Effect, or (iii) Liens set forth or described in the Discount Disclosure Schedule. Discount has permitted Holding and ASCI to have access to the real estate files and related documentation for the Discount Material Real Property and all other Discount Owned Real Property, which files, after taking into account, as if part of such files, the related documentation which has been delivered to Holding or its representatives by Discount, are complete, current and correct in all material respects except as set forth on the Discount Disclosure Schedule.

  (b) Discount has provided to Holding a true and complete list of all Discount Leased Real Property under leases for stores or with an annual rent in excess of $25,000 (collectively, "Discount Material Leases"), all other Discount Leased Real Property and the location of all Discount Leased Real Property. With respect to each such Discount Material Lease and except as set forth on the Discount Disclosure
      Schedule: (i) each Discount Material Lease is the legal, valid, binding and enforceable obligation of Discount subject to the Bankruptcy and Equity Exception, and is in full force and effect; (ii) each Discount Material Lease will continue to be the legal, valid, binding, and enforceable obligation of Discount and will remain in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing (except to the extent that such Discount Material Lease is properly terminated following the Closing for a failure to secure a consent that may prove to have been required as a result of the change of control effectuated by virtue of the consummation of the transactions contemplated by this Agreement); (iii) neither Discount nor, to the Knowledge of Discount, any other party to the Discount Material Lease is in breach or default, and to the Knowledge of Discount no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) Discount has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (v) Discount has delivered to Holding true, correct and complete copies of all Discount Material Leases, including all amendments thereto and such copies reflect any and all provisions or agreements with the respective landlord which would require consents, if any, as a result of the change of control effectuated by virtue of the consummation of the transactions contemplated by this Agreement; and (vi) each of Discount and its Subsidiaries has good, valid and marketable leasehold title to each of its respective Discount Leased Real Properties, free and clear of all Liens other than Discount Permitted Liens; except, in the case of clauses (i) through (vi), where the same is not reasonably likely to have a Material Adverse Effect. Discount has reviewed the schedule (prepared by Holding's advisors) of consents which may be required to Discount Material Leases as a result of the change of control effectuated by virtue of the consummation of the transactions contemplated by this Agreement, and without any independent investigation, represents that, to its Knowledge, such schedule of consents is true and accurate.

  (c) The Discount Disclosure Schedule contains a complete and accurate list of all of Discount's and its Subsidiaries material trademarks and describes all of the other material Discount Intellectual Property Rights, including information as to all registrations or other filings related to such trademarks and Discount Intellectual Property Rights. The Discount Intellectual Property Rights listed in the Discount Disclosure Schedule are all those material intellectual property rights necessary for the conduct of the business of Discount and the Discount Subsidiaries as presently conducted. Except as set forth in the Discount Disclosure Schedule, neither Discount nor any Discount Subsidiary has any obligation to compensate any Person for the use of any material Discount Intellectual Property Rights nor has Discount or any Discount Subsidiary granted to any Person any license, option or other rights to use in any manner any of the material Discount Intellectual Property Rights, whether requiring the payment of royalties or not. The material Discount Intellectual Property Rights will not cease to be rights of Discount or any Discount Subsidiary or be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby. No other Person
      (i) has notified Discount or any Discount Subsidiary that such Person claims any ownership of or right to use any material Discount Intellectual Property Rights or (ii) is infringing upon any Discount Intellectual Property Rights except for such infringements that are not reasonably likely to have a Material Adverse Effect. Except as set forth in the Discount Disclosure Schedule, Discount's and the Discount Subsidiaries' use of the material Discount Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any third party except for such conflicts or infringements that are not reasonably likely to have a Material Adverse Effect. No written notice has been received and not fully resolved and, no action has been instituted or, to the Knowledge of Discount, threatened against Discount or any Discount Subsidiary alleging that Discount's or any Discount Subsidiary's use of the material Discount Intellectual Property Rights infringes upon or otherwise violates any rights of a third party.

   Section 4.9 Agreements, Contracts and Commitments. The Discount Disclosure Schedule lists, as of the date of this Agreement, (i) all contracts in the nature of mortgages, indentures, promissory notes, loan or credit agreements, lease obligations or similar instruments under which Discount or its Subsidiaries have borrowed or may borrow at least $250,000, (ii) all employment agreements, change-in-control arrangements or change-in-control bonuses, retention agreements, severance agreements and non-competition agreements (and with respect to this subparagraph (ii) only, also lists the individual dollar amounts that would be payable to the parties to such agreements either as a result of the transactions contemplated by this Agreement or if the services of the counterparty to such agreement were to be terminated immediately following the Closing based on covered positions and compensation as of June 30, 2001), (iii) all agreements with vendors and suppliers involving purchases in excess of $1,000,000 annually and (iv) all other contracts or other written agreements whether or not made in the ordinary course of business which are material to the business of Discount and its Subsidiaries taken as a whole and which, if lost, would be reasonably likely to have a Material Adverse Effect (collectively, all such contracts and agreements referenced in items (i) through (iv) are referred to as the "Discount Material Contracts"). Neither Discount nor any Subsidiary is in default, and no event has occurred which, whether with or without notice, lapse of time or the happening or occurrence of any other event, would constitute a default under any of the contracts or agreements set forth in the Discount Disclosure Schedule, where such default is reasonably likely to have a Material Adverse Effect. Each Discount Material Contract that has not expired by its terms is in full force and effect, and no party to any of the Discount Material Contracts will have the right to terminate such contract as a result of the transactions contemplated by this Agreement. Except as set forth on the Discount Disclosure Schedule, none of the Discount Material Contracts is currently being renegotiated, and Discount has no Knowledge that any Discount Material Contract will be the subject of a voluntary or regulatory ordered renegotiation within 12 months after the date of this Agreement.

   Section 4.10 Litigation. Except as described in the Discount SEC Reports that have been filed and are publicly available prior to the date hereof or as set forth on the Discount Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against Discount or any of its Subsidiaries pending or as to which Discount or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, will or would be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Discount to consummate the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitration outstanding against Discount or any of its Subsidiaries which is reasonably likely to have a Material Adverse Effect.

   Section 4.11 Employee Benefit Plans.

  (a) Discount has listed in the Discount Disclosure Schedule all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), a general description of the type of bonus plans provided to employees whose positions have historically averaged annual bonuses less than $25,000, all bonus plans for any current or former employee who has or whose position has historically averaged annual bonuses of $25,000 or more or who is an officer, all bonus plans for any current or former officer and all stock option, stock purchase, incentive, deferred compensation, supplemental retirement or severance plans covering two or more employees or material agreements providing for such benefits, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Discount, any Subsidiary, or any entity which is a member (an "ERISA Affiliate") of
      (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Discount, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code, which includes Discount, or any Subsidiary of Discount (together, the "Discount Employee Plans").

  (b) With respect to each Discount Employee Plan, Discount has made available to Holding a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") (and the related financial statement) relating to a Discount Employee Plan subject to such reporting requirement, (ii) such Discount Employee Plan, including all amendments, (iii) the most recent summary plan description for each Discount Employee Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract, if any, relating to such Discount Employee Plan, including all amendments, (v) the most recent actuarial report or valuation relating to a Discount Employee Plan subject to Title IV of ERISA, and (vi) the most recent IRS determination letter (if applicable) for each Discount Employee Plan intended to be a qualified plan under Section 401(a) of the Code.

  (c) With respect to the Discount Employee Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances, in connection with which Discount could be subject to any liability that is reasonably likely to have a Material Adverse Effect under ERISA, the Code or any other applicable law.

  (d) None of Discount, any Subsidiary of Discount or any entity that is, or at any time has been, considered one employer with Discount under
      Section 4001 of ERISA or Section 414 of the Code contributes or has ever contributed or been obligated to contribute to any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or to any defined benefit pension plan subject to Title IV of ERISA or to
      Part 3 of Subpart B of Title I of ERISA.

  (e) With respect to the Discount Employee Plans, individually and in the aggregate, and except as set forth on the Discount Disclosure Schedule, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case in accordance with GAAP, on the financial statements of Discount, which obligations are reasonably likely to have a Material Adverse Effect.

  (f) Except as disclosed in Discount SEC Reports filed prior to the date of this Agreement, except as set forth on the Discount Disclosure Schedule and except as provided for in this Agreement, neither Discount nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former officer or other employee of Discount or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Discount of the nature contemplated by this Agreement, or by the termination of employment following such transaction, (ii) agreement with any current or former officer or senior management employee of Discount, or with any other current or former employee of Discount, providing any term of employment or compensation guarantee which would continue after the Closing or otherwise preventing the termination at will of such officer or employee after the Closing, or
      (iii) agreement, arrangement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, deferred compensation, retirement or similar plan, change of control plan or arrangement, retention plan or arrangement, or severance plan or arrangement, any of the benefits of which will be increased, or the vesting or funding of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, and with respect to any item disclosed under this Section 4.11(f) the Discount Disclosure Schedule includes, to the extent determinable, the value of benefits vested, increased or accelerated.

  (g) Except as disclosed in the Discount Disclosure Schedule, (i) there are no pending or, to the Knowledge of Discount, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Discount Employee Plan and
      (ii) any Discount Employee Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would materially and adversely affect such qualification.

   Section 4.12 Compliance With Laws. Discount and its Subsidiaries have complied with, are not in violation, and have not received any written notice that they have been or are in violation of, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of their respective business, or the ownership or operation of their respective businesses, except for failures to comply or violations which, individually or in the aggregate, have not been fully resolved with no continuing material liability to Discount and the Discount Subsidiaries or are not reasonably likely to have a Material Adverse Effect. Discount and its Subsidiaries have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, notices, permits, variances and rights

("Discount Approvals") necessary for them to own or lease and operate their properties and assets and to carry on their respective businesses as now conducted and there has occurred no default under any Discount Approval, or failure to obtain such Discount Approval, which would individually or in the aggregate have a Material Adverse Effect.

   Section 4.13 Registration Statement; Blue Sky Filings; Proxy Statement/Prospectus; Other Information. None of the information supplied or to be supplied in writing by Discount which is included in either the Registration Statement, the Blue Sky Filings, or the Proxy Statement/Prospectus and any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed, or, as applicable, declared effective, and at the Effective Time, and, with respect to the Proxy Statement/Prospectus, when first published, sent or given to stockholders of Discount, in light of the circumstances under which it shall be made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading with respect to any material fact or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the special meeting of Discount's stockholders provided for in Section 3.2, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. If, at any time prior to the Effective Time, any event relating to Discount or any of its affiliates, officers or directors is discovered by Discount that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement/Prospectus, Discount will promptly inform Holding, and Discount shall cooperate so as to enable such amendment or supplement to be promptly filed with the SEC and appropriate state securities administrators, and disseminated to the stockholders of Discount, to the extent required by applicable federal and state securities laws. All documents which Discount files or is responsible for filing with the SEC and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement/Prospectus) will comply as to form and, to the extent provided by Discount, as to content, in each case in all material respects with the provisions of applicable law. Notwithstanding the foregoing, neither Discount nor the Subsidiary make any representations or warranties with respect to any information that has been supplied by New Holding, Holding, Merger Sub or ASCI, or their auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filings, the Proxy Statement/Prospectus, or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

   Section 4.14 Labor Matters. Neither Discount nor any of its Subsidiaries is a party to or otherwise bound by or subject to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Discount or any of its Subsidiaries the subject of any material proceeding asserting that Discount or any of its Subsidiaries has committed an unfair labor practice, has failed to bargain, has denied recognition, or has otherwise interfered with the representation rights of any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Knowledge of Discount, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Discount or any of its Subsidiaries, nor, has Discount or any of its Subsidiaries been requested within the last three years to recognize or bargain with any labor union or labor organization with respect to any employees of Discount or any of its Subsidiaries.

   Section 4.15 Insurance. Discount and its Subsidiaries maintain, in coverages and amounts believed by Discount to be customary in the industry, property and casualty insurance with respects to their business, operations, properties and assets. The Discount Disclosure Schedule contains a list of all insurance policies (including self-insurance arrangements) maintained by Discount and the Discount Subsidiaries (including coverage limits, deductibles, named insureds and policy periods), all of which policies are in full force and effect. Neither Discount nor any Discount Subsidiary is in default with respect to any material provision contained in such policy or binder nor has any of Discount or a Discount Subsidiary failed to give any material notice or present any material claim under any such policy or binder in due and timely fashion. Except as set forth in the Discount Disclosure Schedule, neither Discount nor any Discount Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

   Section 4.16 Environmental Matters.

  (a) Except as described in the Discount Disclosure Schedule: (i) Discount and the Discount Subsidiaries have complied in all respects with, and are currently in compliance in all respects with all, and have no liability under any, applicable Environmental Laws, except for any noncompliance or liability that would not reasonably be expected to result in a Material Adverse Effect; (ii) the properties currently owned, leased or operated by Discount and the Discount Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are in compliance in all respects with all applicable Environmental Laws, and are not contaminated with any Hazardous Substances in a manner so as to create any liability for Discount and the Discount Subsidiaries, except for any noncompliance or contamination that would not reasonably be expected to result in a Material Adverse Effect; (iii) the properties formerly owned, leased or operated by Discount or any of the Discount Subsidiaries were in compliance in all respects with all applicable Environmental Laws, and were not contaminated with Hazardous Substances during the period of ownership or operation by Discount or any of the Discount Subsidiaries in a manner so as to create any liability for Discount and the Discount Subsidiaries, except for any noncompliance or contamination that would not reasonably be expected to result in a Material Adverse Effect; (iv) neither Discount nor any of the Discount Subsidiaries are or are alleged to be subject to any liability for any Hazardous Substance disposal or contamination on the property of any third party, except for any liability or contamination that would not reasonably be expected to result in a Material Adverse Effect; (v) neither Discount nor any of the Discount Subsidiaries have released any Hazardous Substance except in compliance in all respects with applicable Environmental Law and in a manner that would not reasonably be expected to result in a Material Adverse Effect; and (vi) neither Discount nor any of the Discount Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that any of the properties currently or previously owned, leased or operated by Discount or any of the Discount Subsidiaries, or Discount or any of the Discount Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law, except for any violation that would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 4.16, (A) a property will be deemed to be "contaminated" with a Hazardous Substance only if the Hazardous Substance is present in such quantity as to give rise to any remediation obligation or other liability under applicable Environmental Laws, and (B) Discount and its Subsidiaries shall include
      (x) all partnerships, joint ventures and other entities in which any of them was at any time a partner, joint venturer, member or participant and (y) all predecessor or former entities, whether or not in existence as of the date hereof, the assets or obligations of which have been acquired or assumed by any of them or to which any of them has succeeded.

  (b) The representations and warranties in this Section 4.16 are intended to be the only representations and warranties of Discount relating to environmental matters. No other representation or warranty made by Discount shall extend to or cover such matters, even though it is, by its terms, broad enough to do so.

   Section 4.17 No Existing Discussions. As of the date hereof, Discount has terminated all discussions or negotiations with any third party with respect to an Acquisition Proposal and each such third party has been instructed to return any Confidential Information obtained from Discount (or to the extent permitted, has certified the destruction thereof).

   Section 4.18 Opinion of Financial Advisor. Salomon Smith Barney Inc. ("Salomon Smith Barney"), the financial advisor to Discount, has delivered to the Board of Directors of Discount an opinion dated the date of approval by such Board of Directors of the terms hereof to the effect that, as of such date and based upon the matters considered by Salomon Smith Barney in connection with the transactions contemplated by this Agreement, the Per Share Merger Consideration is fair from a financial point of view to the holders of Discount Common Stock and a copy of the subsequently delivered confirming written opinion to such effect based on the review of the executed copy of this Agreement, which is being addressed to the Board of Directors of Discount only, will be provided to Holding promptly following the execution and delivery of this Agreement and the receipt thereof by Discount.

   Section 4.19 Brokers. No broker, investment banker, financial advisor or other Person, other than Salomon Smith Barney, the fees of which are the obligation of Discount, is entitled to any broker's, finder's, investment banker's, financial advisor's or other similar fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Discount. Discount has delivered to Holding a fully executed copy of its engagement letter with Salomon Smith Barney, including all amendments thereto through the date hereof, and such engagement letter (the "Salomon Smith Barney Engagement Letter") remains in full force and effect as of the date hereof.

   Section 4.20 Anti-Takeover Laws; Stockholder Rights Agreement. Discount has taken all actions necessary under Florida law such that no "fair price", "business combination", "control share acquisition", or similar statute will be applicable to the transactions contemplated by this Agreement. With respect to that certain Stockholder Rights Agreement between Discount and ChaseMellon Shareholder Services, LLC (n/k/a Mellon Investor Services LLC) dated as of November 21, 2000 (the "Stockholder Rights Agreement") and the preferred stock purchase rights issued under or pursuant thereto (the "Rights"), Discount has taken all actions necessary such that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any Right becoming exercisable.

   Section 4.21 Noncompetition Agreements. Except as described in the Discount Disclosure Schedule and except for ordinary and customary restrictions in lease agreements, neither Discount nor any of its Subsidiaries is a party to or bound by any noncompetition agreement or any other agreement or arrangement that limits or otherwise restricts Discount or any of its Subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict Holding, ASCI or the Surviving Corporation or any of its affiliates or any successors thereto, from engaging or competing in any line of business or in any geographical area.

   Section 4.22 Suppliers. Neither Discount nor its Subsidiaries has received notice, and Discount does not otherwise have Knowledge, that any of their suppliers or vendors with whom Discount and its Subsidiaries engage in $1,000,000 or more in business annually ("significant vendors") intend to cancel, terminate or otherwise materially modify such significant vendor's relationship with Discount or its Subsidiaries, including with respect to credit terms or any requirement that Discount or its Subsidiaries provide letters of credit, nor, to the Knowledge of Discount, has any such significant vendor threatened such action as a result of execution of this Agreement or the consummation of the transactions contemplated hereby, which in the case of any of the foregoing, is reasonably likely to have a Material Adverse Effect. Except as set forth on the Discount Disclosure Schedule, no contracts with suppliers or vendors of Discount or any of its Subsidiaries (and regardless of whether or not they are "significant vendors," as defined in this Section 4.22) have terms requiring Discount or its Subsidiaries to purchase any services, a product or line of products exclusively from such supplier or vendor that extend for a period beyond December 31, 2001.

   Section 4.23 Potential Conflict of Interest. As of the date of this Agreement, except as set forth in the Discount SEC Reports that have been filed and are publicly available prior to the date hereof, since June 1, 1998, there have been no transactions, agreements, arrangements or understandings between Discount or any of it Subsidiaries, on the one hand, and any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF NEW HOLDING,
                          HOLDING, ASCI AND MERGER SUB

   Holding, New Holding, ASCI and Merger Sub jointly and severally represent and warrant to Discount that the statements contained in this Article 5 are true and correct, except as set forth herein in the disclosure schedule delivered by Holding, New Holding, ASCI and Merger Sub to Discount on or before the date of this Agreement (the "Holding Disclosure Schedule"). The Holding Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article 5 (and in the other Articles of this Agreement) and the disclosure in any paragraph shall qualify other sections in this Article 5 (and in the other Articles of this Agreement) to the extent that it is readily apparent from a reading of such disclosure that it should also qualify or apply to such other sections.

   Section 5.1 Organization of Holding, New Holding, ASCI and Merger Sub. Each of Holding, New Holding, ASCI and Merger Sub is a corporation duly organized, validly existing and in good standing or of active status under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have or be reasonably likely to have a Material Adverse Effect.

   Section 5.2 Capital Structures.

  (a) The authorized capital stock of Holding consists of 62,500,000 shares of Class A Common Stock, par value $0.01 per share ("Holding Common Stock"), 21,875,000 shares of Class B Common Stock, par value $0.01 per share ("Holding Class B Stock"), and 100,000 shares of Preferred Stock, no par value per share ("Holding Preferred Stock"). As of June 30, 2001, (i) 28,321,150 shares of Holding Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) except as set forth on the Holding Disclosure Schedule, no shares of Holding Common Stock were held in the treasury of Holding or by Subsidiaries of Holding, and (iii) no shares of Holding Preferred Stock or Holding Class B Stock were issued and outstanding. The option and equity incentive plans in effect for Holding are set forth on and described in the Holding Disclosure Schedule (the "Holding Option Plans"). The Holding Disclosure Schedule also shows the number of shares of Holding Common Stock reserved for future issuance pursuant to stock options and warrants granted and outstanding as of June 30, 2001 and under the Holding Option Plans. No change in such capitalization has occurred between June 30, 2001 and the date of this Agreement. All shares of Holding Common Stock reserved for issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of Holding having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Holding may vote. Except as set forth in the Holding Disclosure Schedule, there are no obligations, contingent or otherwise, of Holding or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Holding Common Stock, Holding Class B Stock, Holding Preferred Stock, or the capital stock of any Subsidiary, or (y) provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity, other than (A) guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business, and (B) intercompany loans to and from Subsidiaries through the central disbursement account located at ASCI.

  (b) The authorized capital stock of New Holding consists of 100,000,000 shares of Common Stock, par value $0.0001 per share ("New Holding Common Stock"), and 10,000,000 shares of Preferred Stock, par value $0.0001 per share ("New Holding Preferred Stock"). As of the date hereof and prior to the merger of Holding with and into New Holding, one share of New Holding Common Stock and no shares of new Holding Preferred Stock were issued and outstanding. There are no shares of New

      Holding Common Stock reserved for future issuance pursuant to any stock options or warrants as of June 30, 2001. The option and equity incentive plans in effect for New Holding are set forth on and described in the Holding Disclosure Schedule. No material change in such capitalization has occurred from the date of formation of New Holding through the date of this Agreement. There are no bonds, debentures, notes or other indebtedness of New Holding having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of New Holding may vote. Except for obligations arising under the merger agreement pursuant to which the Reincorporation will be effectuated (the "New Holding Merger Agreement"), there are no obligations, contingent or otherwise, of New Holding or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share of New Holding Common Stock, or the capital stock of any Subsidiary or to provide funds or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in connection with the transactions contemplated by this Agreement or investments in Subsidiaries in connection with the transactions contemplated by this Agreement. Simultaneously with the execution and delivery of this Agreement, Holding and New Holding have executed and delivered the New Holding Merger Agreement which constitutes the valid and binding obligation of each of Holding and New Holding, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

  (c) Except as set forth in the Holding Disclosure Schedule or as reserved for future grants of options and warrants under the Holding Option Plans, there are no equity securities of any class of Holding, New Holding or any of their respective Subsidiaries, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and there are no options, warrants, equity securities, calls, rights, commitments, undertakings or agreements of any character to which Holding, New Holding or any of their respective Subsidiaries is a party or by which such entity is bound (including under letters of intent, whether binding or nonbinding) obligating Holding, New Holding or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Holding or any of its Subsidiaries or obligating Holding, New Holding or any of their respective Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the Knowledge of Holding or New Holding, except as set forth in the Holding Disclosure Schedule, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock or other equity interests of Holding, New Holding or any of their respective Subsidiaries.

  (d) The shares of New Holding Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

  (e) The authorized capital stock of Merger Sub consists in its entirety of 1,000 shares of common stock, $0.01 par value per share. As of the date hereof, one share of common stock of Merger Sub is issued and outstanding, which share is owned by New Holding, free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of ASCI and each of the other Subsidiaries of Holding or ASCI are owned beneficially and of record by Holding, ASCI or another Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of ASCI and each of the other Subsidiaries of Holding have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of Merger Sub have been validly issued and are fully paid and nonassessable. New Holding has no Subsidiaries, other than Merger Sub.

   Section 5.3 Authority; No Conflict; Required Filings and Consents.

  (a) Each of Holding, New Holding, ASCI and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Holding, New Holding, ASCI and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Holding, New Holding, ASCI and Merger Sub (including the approval of the Merger by New Holding as the sole stockholder of Merger Sub). No vote of Holding's stockholders or of New Holding's stockholders is required to approve this Agreement or the transactions contemplated hereby except for the approval and authorization of Holding's stockholders, which approval and authorization will be sought at a meeting to be called for such purpose, and the approval and authorization of New Holding's stockholder of the Reincorporation, which approval and authorization has been obtained. This Agreement has been duly executed and delivered by each of Holding, New Holding, Merger Sub and ASCI and constitutes the valid and binding obligation of each of Holding, New Holding, ASCI and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

  (b) The execution and delivery of this Agreement by each of Holding, New Holding, ASCI and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Charter Documents of Holding, New Holding, ASCI or Merger Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, loan, credit agreement, contract or other agreement, instrument or obligation to which Holding or any of its Subsidiaries or New Holding or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with, violate, or cause the termination of any instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holding or any of its Subsidiaries or New Holding or Merger Sub or any of its or their properties or assets, except, in the case of (ii) and (iii), for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Holding or any of its Subsidiaries or New Holding or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act and otherwise satisfying the requirements of the HSR Act,
      (ii) the filing of the Articles of Merger with the Department of State of the State of Florida and appropriate documents with the relevant authorities of the other jurisdictions in which Discount is qualified to do business, (iii) the simultaneous merger of Holding with and into New Holding (iv) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (v) the filing of the Articles of Merger with respect to the Reincorporation with the State Corporation Commission of Virginia, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect.

   Section 5.4 Financing. Holding has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to pay the cash portion of the Merger Consideration and the Option Merger Consideration as provided in
Article 3, to refinance the existing senior credit facilities of ASCI as more specifically listed on Schedule A to this Agreement, to repay certain indebtedness of Discount as more specifically listed on Schedule B to this Agreement, and to pay related fees and expenses, and will make such funds available to the Surviving

Corporation. Holding has provided Discount with true and complete copies of all commitments and agreements from third parties to provide such financing to Holding or ASCI (the "Commitments"). As of the date hereof, each of the Commitments is in full force and effect, and neither Holding nor ASCI has any reason to expect that such Commitments will not remain in full force and effect or that the conditions included in any of the Commitments will not be satisfied before the Effective Time. Holding believes that the financing described in this Section 5.4 is sufficient to enable Holding, New Holding and the Surviving Corporation to complete the transactions contemplated by this Agreement. Holding shall give Discount prompt notice of any change with respect to such financing that would adversely affect the ability of Holding, New Holding or Merger Sub to consummate the Merger.

   Section 5.5 SEC Filings; Financial Statements.

  (a) Since April 15, 1998, and except to the extent that their failure to do so would not be reasonably likely to have a Material Adverse Effect, Holding and/or its Subsidiaries have filed all forms, reports, registration statements, prospectuses, schedules, statements and documents, including the exhibits thereto, required to be filed by Holding and/or its Subsidiaries with the SEC under the Securities Act or the Exchange Act, including without limitation the Exchange Act Filings (these forms, reports, registration statements, prospectuses, schedules, statements and documents, including the exhibits thereto, are referred to collectively as "Holding SEC Reports"). Each Holding SEC Report (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Holding SEC Report or necessary in order to make the statements in such Holding SEC Report, in the light of the circumstances under which they were made, not misleading. Other than ASCI, none of Holding's Subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Holding SEC Reports, as of the date of the applicable Holding SEC Report (collectively, the "Holding Financial Statements"), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Holding Financial Statements, in the Holding SEC Reports, or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Holding and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited financial statements were or are subject to normal and recurring year-end adjustments and may not contain all of the footnotes required by U.S. GAAP. The unaudited balance sheet of Holding as of April 21, 2001 is referred to herein as the "Holding Balance Sheet."

   Section 5.6 No Undisclosed Liabilities. Except as set forth on the Holding Disclosure Schedule or as disclosed in the Holding SEC Reports that have been filed and are publicly available prior to the date hereof, and except for normal or recurring liabilities incurred since the date of the Holding Balance Sheet in the ordinary course of business consistent with past practices, Holding and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, have had or will have a Material Adverse Effect.

   Section 5.7 Taxes.

  (a) Holding and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which Holding or any of its Subsidiaries is or has been a member, has timely filed all material Tax Returns required to be filed by it in the manner provided by law and has paid all Taxes shown thereon to be due.

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

  (b) Holding has made available to Discount complete, current and correct copies of the federal Tax Returns of Holding and the Holding Subsidiaries for the fiscal years ended in 1998 and 1999.

   Section 5.8 Employee Benefit Plans.

  (a) Holding has listed in the Holding Disclosure Schedule all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all material stock option, stock purchase, incentive, deferred compensation, supplemental retirement or severance plans or agreements, for the benefit of, or relating to, any current or former employee, director or independent contractor providing services to Holding, any Holding Subsidiary, or any entity which is a member (an "ERISA Affiliate") of (i) a controlled group of corporations, (ii) a group of trades or businesses (whether or not incorporated) under common control with Holding, or (iii) an affiliated service group, all within the meaning of Section 414 of the Code, which includes Holding, or any Subsidiary of Holding (together, the "Holding Employee Plans").

  (b) With respect to the Holding Employee Plans, individually and in the aggregate, no event has occurred and, to the Knowledge of Holding, there exists no condition or set of circumstances, in connection with which Holding could be subject to any liability under ERISA, the Code or any other applicable law where such liability is reasonably likely to have a Material Adverse Effect.

  (c) With respect to the Holding Employee Plans, individually and in the aggregate, and except as set forth on the Holding Disclosure Schedule, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted, in either case in accordance with GAAP, on the financial statements of Holding, which obligations are reasonably likely to have a Material Adverse Effect.

  (d) Except as disclosed in the Holding Disclosure Schedule, (i) there are no pending or, to the Knowledge of Holding, threatened claims, actions, suits, termination proceedings, or investigations by any Governmental Entity against or involving any Holding Employee Plan and (ii) any Holding Employee Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to that effect, which has not been revoked, and nothing has occurred since the date of the most recent determination letter that would materially and adversely affect such qualification.

   Section 5.9 Compliance With Laws. Holding and its Subsidiaries have complied with, are not in violation of, and have not received any written notice that they have been or are in violation of, any federal, state or local statute, law or regulation or any judgment, decree or order of any Governmental Entity with respect to the conduct of their respective business, or the ownership or operation of their respective businesses, except for failures to comply or violations which, individually or in the aggregate, have not been fully resolved with no continuing material liability to Holding and the Holding Subsidiaries or are not reasonably likely to have a Material Adverse Effect. Holding and its Subsidiaries have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, notices, permits, variances and rights ("Holding Approvals") necessary for them to own or lease and operate their properties and assets and to carry on their respective businesses as now conducted and there has occurred no default under any Holding Approval, or failure to obtain such Holding Approval, which would individually or in the aggregate have a Material Adverse Effect.

   Section 5.10 Labor Matters. Neither Holding nor any of its Subsidiaries is a party to or otherwise bound by or subject to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Holding or any of its Subsidiaries the subject of any material proceeding asserting that Holding or any of its Subsidiaries has committed an unfair labor practice, has failed to bargain, has denied recognition, or has otherwise interfered with the representation rights of any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the

Knowledge of Holding, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Holding or any of its Subsidiaries, nor, as of the date of this Agreement, has Holding or any of its Subsidiaries been requested within the last three years to recognize or bargain with any labor union or labor organization with respect to any employees of Holding or any of its Subsidiaries.

   Section 5.11 Environmental Matters.

  (a) Except as described in the Holding Disclosure Schedule, to the Knowledge of Holding: (i) Holding and the Holding Subsidiaries have complied in all respects with, and are currently in compliance in all respects with all applicable Environmental Laws except for any noncompliance that would not reasonably be expected to result in a Material Adverse Effect; (ii) the properties currently owned, leased or operated by Holding and the Holding Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are in compliance in all respects with all applicable Environmental Laws, and are not contaminated with any Hazardous Substances in a manner so as to create any liability for Holding and the Holding Subsidiaries, except for any noncompliance or contamination or liability that would not reasonably be expected to result in a Material Adverse Effect; (iii) the properties formerly owned, leased or operated by Holding or any of the Holding Subsidiaries were in compliance in all material respects with all applicable Environmental Laws, and were not contaminated with Hazardous Substances during the period of ownership or operation by Holding or any of the Holding Subsidiaries in a manner so as to create any liability for Holding and the Holding Subsidiaries, except for any noncompliance or contamination that would not reasonably be expected to result in a Material Adverse Effect; (iv) neither Holding nor any of the Holding Subsidiaries are or are alleged to be subject to any liability for any Hazardous Substance disposal or contamination on the property of any third party, except for any liability or contamination that would not reasonably be expected to result in a Material Adverse Effect; (v) neither Holding nor any of the Holding Subsidiaries have released any Hazardous Substance except in compliance in all material respects with applicable Environmental Law other than such noncompliance that would not reasonably be expected to result in a Material Adverse Effect; and (vi) neither Holding nor any of the Holding Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that any of the properties currently or previously owned, leased or operated by Holding or any of the Holding Subsidiaries, or Holding or any of the Holding Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law, except for such violations, liabilities and obligations that would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 5.11, (A) a property will be deemed to be "contaminated" with a Hazardous Substance only if the Hazardous Substance is present in such quantity as to give rise to any remediation obligation or other liability under applicable Environmental Laws, and (B) Holding and its Subsidiaries shall include
      (x) all partnerships, joint ventures and other entities in which any of them was at any time a partner, joint venturer, member or participant and (y) all predecessor or former entities, whether or not in existence as of the date hereof, the assets or obligations of which have been acquired or assumed by any of them or to which any of them has succeeded.

  (b) The representations and warranties in this Section 5.11 are intended to be the only representations and warranties of Holding relating to environmental matters. No other representation or warranty made by Holding shall extend to or cover such matters, even though it is, by its terms, broad enough to do so.

   Section 5.12 Absence of Certain Changes or Events. Except as disclosed in the Holding SEC Reports that have been filed and are publicly available prior to the date hereof or the Holding Disclosure Schedule, since the date of the Holding Balance Sheet, Holding and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with recent past practice and, since such date, there has not been (i) any change in the financial condition, results of operations, business, prospects, assets or properties of Holding and its Subsidiaries, taken as a whole, that has had, or will have, a Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Holding or any of its Subsidiaries that has had, or will have, a Holding Material Adverse Effect;
(iii) any material change by Holding
in its accounting methods, principles or practices to which Discount has not previously consented in writing; (iv) any revaluation by Holding of any of its assets that has had, or will have, a Holding Material Adverse Effect; or (v) any other action or event that would have required the consent of Discount pursuant to Section 6.2 of this Agreement had such action or event occurred after the date of this Agreement.

   Section 5.13 Registration Statement; Blue Sky Filings; Proxy Statement/Prospectus; Other Information. Neither the Registration Statement nor Blue Sky Filings, nor any of the information supplied or to be supplied in writing by either Holding, New Holding or their respective Subsidiaries which is included in the Proxy Statement/Prospectus and any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed or, as applicable, declared effective and, at the Effective Time, and, with respect to the Proxy Statement/ Prospectus, when first published, sent or given to stockholders of Discount, in light of the circumstances under which it shall be made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the special meeting of Discount's stockholders provided for in Section 3.2, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. If, at any time prior to the Effective Time, any event relating to Holding, New Holding or any of their affiliates, officers or directors is discovered by Holding that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement/Prospectus, Holding will promptly inform Discount, and Discount shall cooperate so as to enable such amendment or supplement to be promptly filed with the SEC and appropriate state securities administrators, and disseminated to the stockholders of Discount, to the extent required by applicable federal and state securities laws. All documents which Holding, New Holding or their respective Subsidiaries file or are responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form and, to the extent provided by Holding, New Holding or their respective Subsidiaries, as to content, in each case in all material respects with the provisions of applicable law. Notwithstanding the foregoing, Holding, ASCI, New Holding and Merger Sub make no representations or warranties with respect to any information that has been supplied by Discount or its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filings, the Proxy Statement/Prospectus, or in any other documents to be filed by Holding, New Holding or their respective Subsidiaries with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

   Section 5.14 Litigation. Except as described in the Holding SEC Reports that have been filed and are publicly available prior to the date hereof or as set forth on the Holding Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against Holding, New Holding or any of their respective Subsidiaries pending or as to which Holding, New Holding or any of their respective Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, will have a Material Adverse Effect or a material adverse effect on the ability of Holding, New Holding, ASCI or Merger Sub to consummate the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitration outstanding against Holding, New Holding or any of their respective Subsidiaries having or which is reasonably likely to have a Material Adverse Effect.

   Section 5.15 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc., The Chase Manhattan Bank, Credit Suisse First Boston and Lehman Commercial Paper Inc. the fees of which are the obligation of Holding and ASCI, is entitled to any broker's, finder's, investment banker's, financial advisor's or other similar fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Holding ASCI, New Holding or Merger Sub. Holding has delivered to Discount a fully executed copy of its engagement letter with J.P. Morgan Securities Inc. relating to the Merger, including all amendments thereto through the date hereof, and each such engagement letter remains in full force and effect as of the date hereof.

   Section 5.16 New Holding and Merger Sub. Neither New Holding nor Merger Sub has any operations or liabilities, other than liabilities arising out of the organization of the respective companies and liabilities incurred and reasonably contemplated in connection with the transactions contemplated by this Agreement.

   Section 5.17 No Other Transactions Being Negotiated. As of the date hereof, neither New Holding, Holding, ASCI or Merger Sub or any of their respective representatives or agents are negotiating the acquisition of, or an agreement to acquire by merging or consolidating with, or by purchasing any interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division (other than Discount) or otherwise to acquire or agree to acquire any assets other than in the ordinary course of business, which in any such case would be material to Holding and ASCI, taken as a whole. For the purposes of this Section 5.17 only, the term "material" shall be deemed not to include up to 14 stores acquired by any of New Holding, Holding, or ASCI from a third party.

                                   ARTICLE 6

                               CERTAIN COVENANTS

   Section 6.1 Covenants of Discount. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Discount agrees as to itself and its respective Subsidiaries, taken as a whole, (except to the extent that Holding shall otherwise consent in writing or except as contemplated in this Agreement or except as disclosed on the Discount Disclosure Schedule), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including without limitation with respect to the purchase of inventory and supplies), to pay its debts and taxes when due (subject to good faith disputes over such debts or taxes which are then being diligently pursued), to pay or perform its other obligations when due, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve in all material respects its relationships with customers, suppliers, distributors, and others having business dealings with it, provided that Discount shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Discount shall promptly notify Holding of any material event or occurrence not in the ordinary course of its or its Subsidiaries business and of any event that is reasonably likely to have a Material Adverse Effect. Except for matters set forth in the Discount Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Discount shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Holding:

  (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Discount to its parent), or split, combine or reclassify any of its capital stock;

  (b) grant any options or other rights to acquire securities of Discount or accelerate, amend or change the period of exercisability or vesting of any Outstanding Discount Options or authorize cash payments in exchange for any such Outstanding Discount Options or purchase any shares of Discount Common Stock, except as set forth on the Discount Disclosure Schedule;

  (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Discount Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement and in accordance with their terms;

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

  (d) acquire or agree to acquire by merging or consolidating with, or by purchasing any interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

  (e) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $250,000 in any one instance or $1,000,000 in the aggregate, except as required to carry on Discount's business in the usual, regular and ordinary course, consistent with past practices, provided that Discount's sale leaseback consummated in February 2001 shall not be considered a sale or lease that is consistent with past practice;

  (f) except to the extent required under applicable law, and except for amendments as may be requested by the Internal Revenue Service in connection with a determination letter request, (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices or for other increases in salary or wages as set forth on the Discount Disclosure Schedule, (ii) grant any additional severance or termination pay to, or enter into or amend any employment, retention, change of control or severance agreements or arrangements with, any employees or officers,
      (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, retention, change of control or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as permitted by subsection (vi) of this subsection (f), (v) pay any bonuses to any directors, officers or employees, except for bonuses paid to officers or employees based on the performance of Discount and the respective officer or employee during Discount's fiscal year ended May 29, 2001 and for any period thereafter up through the Effective Time and which in each and every case are either (x) set forth on the Discount Disclosure Schedule, (y) consistent in nature and amount with bonus payments paid to such officer or employee for Discount's prior fiscal year (which bonus payments for all officers of Discount and its Subsidiaries, as well as all bonus payments paid to any other employee of Discount and its Subsidiaries in an amount in excess of $25,000, are set forth on the Discount Disclosure Schedule) or (z) in accordance with contracts or bonus plans in effect on the date hereof or (vi) elect or appoint any new director or hire any new officer level employee, with the exception of the appointment or hiring of a replacement for a director or officer who resigns provided that such replacement is (x) engaged on an at-will basis and on terms of compensation comparable to the person being replaced, (y) is not provided with any employment, change in control or other severance agreement by Discount other than an oral employment agreement that may be terminated at any time without any change of control payment and without any compensation payments due following such termination and
      (z) is not engaged as the chief executive officer or president;

  (g) amend or propose to amend the Charter Documents of Discount or any Discount Subsidiary, except as contemplated by this Agreement;

  (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price identified on the Discount Disclosure Schedule and furnished to Holding and its counsel prior to the date hereof;

  (i) initiate, compromise, or settle any material litigation or arbitration proceeding;

  (j) enter into, or otherwise modify, amend or violate in any material respect, or terminate any Discount Material Contract (including without limitation the Salomon Smith Barney Engagement Letter) or waive, release or assign any material rights or claims;

  (k) make or change any material Tax election, settle, adopt or change any material accounting method in respect of Taxes (except insofar as such adoption or change may be required by GAAP), enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, or compromise any material Tax liability or claim or amend any material Tax return;

  (l) change in any material respect its methods of accounting as in effect at the date of the Discount Balance Sheet, except insofar as such change may be required by GAAP;

  (m) make or commit to make any capital expenditures, except to the extent consistent with and within the limits of Discount's capital expenditures budget by quarter and major categories for its fiscal year 2002 as included as an attachment to the Discount Disclosure Schedule;

  (n) adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby;

  (o) open any new store or enter into or commit to enter into any lease or purchase contract related to the opening of a new store, except as set forth on the Discount Disclosure Schedule;

  (p) materially change the amount of any insurance coverage provided by existing insurance policies;

  (q) fail to give all notices and other information required to be given by Discount or any of its Subsidiaries to the employees of Discount or any of its Subsidiaries, any collective bargaining unit representing any group of employees of Discount, and any applicable governmental authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement where the effect of such failure would be reasonably likely to have a Material Adverse Effect on Discount or on Holding after consummation of the transactions provided for in this Agreement;

  (r) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business except to the extent required by GAAP;

  (s) take, or agree in writing or otherwise to take (i) any of the actions described in Subsections (a) through (r) above, (ii) any action not otherwise expressly authorized by this Agreement that would materially and adversely impact Discount's ability to consummate the transactions contemplated hereby, or prevent it from performing, cause it not to perform or impair its ability to perform its covenants hereunder in each case in any material respect, (iii) any action not otherwise expressly authorized by this Agreement that will result in any of the conditions to the transactions contemplated by this Agreement as set forth in Article 8 not being satisfied or will result in violation of any provision of this Agreement, or (iv) any other action not otherwise expressly authorized by this Agreement that would materially adversely delay or materially adversely impair the ability of Discount to consummate the transactions contemplated hereby.

   Section 6.2 Covenants of Holding and New Holding. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Holding, ASCI and New Holding agree as to themselves and their respective Subsidiaries, taken as a whole, (except to the extent that Discount shall otherwise consent in writing or except as contemplated in this Agreement or except as disclosed on the Holding Disclosure Schedule), to carry on their respective business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay their respective debts and taxes when due (subject to good faith disputes over such debts or taxes which are then being diligently pursued), to pay or perform their respective other obligations when due, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization and preserve in all material respects their respective relationships with customers, suppliers, distributors and others having business dealings with them; provided, that Holding, ASCI, New Holding or Merger Sub shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Holding shall promptly notify

Discount of any material event or occurrence not in the ordinary course of its or its Subsidiaries' business, and of any event which could have a Material Adverse Effect. Except for matters set forth in the Holding Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Holding, ASCI and New Holding shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Discount:

  (a) grant any options or other rights to acquire securities of Holding or New Holding or accelerate, amend or change the period of exercisability or vesting of any options issued under any of the Holding Option Plans or authorize cash payments in exchange for any such options issued under any of the Holding Option Plans or purchase any shares of Holding Common Stock, except (i) as set forth on the Holding Disclosure Schedule or except as otherwise consistent with the past practice of grants of options to employees (including without limitation senior management) of Holding and/or its Subsidiaries (it being understood that for these purposes prior grants of options to Larry Castellani and/or Nicholas Taubman will not be considered as part of the past practice); (ii) in order to repurchase Holding Common Stock from directors, officers or employees of Holding in connection with such individuals' termination of employment with Holding, where such repurchases are consistent with the past practice of Holding and/or its Subsidiaries; (iii) grants of options to purchase Holding Common Stock (with an exercise price at or above the then current fair market value of the Holding Common Stock as determined in accordance with the applicable Holding Option Plan) which fall within the categories set forth in the following subsections (x), (y) and (z), but covering up to but no more than 2% of outstanding Holding Common Stock in the aggregate: (x) grants to new members of senior management, (y) grants as integration incentives or (z) grants of options or other such rights, at any time prior to the taking of the Discount Stockholder Vote, in connection with the purchase or acquisition of another entity, whether by acquisition of assets, merger, tender offer, stock purchase, consolidation or recapitalization, subject in all respects to being in compliance with Holding's obligations under Section 6.2(g) and provided that there shall be no such grants of options or other rights to any of the Principal Holding Stockholders or to any of their respective Affiliates in connection with such a purchase or acquisition transaction even if the terms of such grants are determined by the Board of Directors of Holding, in reasonable good faith, based on full and fair disclosure to the Board of Directors of Holding, to be no less favorable to Holding than are available from any unaffiliated third party and provided further that such grants (A) dilute all stockholders of Holding (after giving effect to the transactions contemplated by this Agreement, so that such dilutive impact is measured on a pro forma basis as if the stockholders of Discount were then holding New Holding Common Stock as a result of the Merger) on a pro rata basis, (B) are fully disclosed to Discount promptly following such grants and, (C) to the extent such grants, individually or collectively, could reasonably be considered material to the Discount stockholders in their consideration of whether to vote in favor of the Merger, are fully disclosed to Discount stockholders as part of or by way of amendment or supplement to the Proxy Statement/Prospectus prior to the taking of the vote at the Discount Meeting (the "Discount Stockholder Vote"), as promptly as reasonably possible following such issuance or sale;

  (b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than: (i) options authorized to be issued pursuant to subsection
      (a) of this Section 6.2; (ii) issuances, deliveries, or sales, or authorizations to issue, deliver, or sell, at any time prior to the taking of the Discount Stockholder Vote, any of the capital stock or securities described in this subparagraph (b) in connection with the purchase or acquisition of another entity, whether by acquisition of assets, merger, tender offer, stock purchase, consolidation or recapitalization, subject in all respects to being in compliance with Holding's obligations under Section 6.2(g); provided, that such issuances and sales (x) dilute all stockholders of Holding (after giving effect to the transactions contemplated by this Agreement, so that such dilutive impact is measured on a pro forma basis as if the stockholders of Discount were then holding New Holding Common Stock as a result of the Merger) on a pro rata basis, (y) are fully disclosed to Discount promptly following such issuances and sales and, (z) to the extent such issuances and sales, individually or collectively, could reasonably be considered material to the Discount stockholders in their consideration of whether to vote in favor of the Merger, are fully disclosed to Discount stockholders as part of or by way of amendment or supplement to the Proxy Statement/Prospectus prior to the taking of the Discount Stockholder Vote and as promptly as reasonably possible following such issuance or sale and, provided, that there shall be no issuances or sales of capital stock or securities to any of the Principal Holding Stockholders or to any of their respective Affiliates even if the terms of such issuances or sales are determined by the Board of Directors of Holding, in reasonable good faith based on full and fair disclosure to the Board of Directors of Holding, to be no less favorable to Holding than are available from any unaffiliated third party; or (iii) the issuance of shares of Holding Common Stock pursuant to the exercise of options and warrants outstanding on the date of this Agreement or granted thereafter in compliance with the terms of subsection (a) of this Section 6.2;

  (c) enter into any transaction or series of related transactions with any Affiliate of Holding, ASCI, New Holding or Merger Sub unless such transaction is entered into and consummated on terms (as determined in reasonable good faith based on full and fair disclosure to the Board of Directors of Holding) that are no less favorable to Holding, ASCI, New Holding and Merger Sub than are available from an unaffiliated third party and is not otherwise prohibited under any other subsection of this Section 6.2;

  (d) change in any material respect its methods of accounting as in effect at the date of the Holding Balance Sheet, except insofar as such change may be required by GAAP;

  (e) adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby;

  (f) (i) amend its Articles or Certificate of Incorporation or By-Laws in any manner that is material and adverse to Discount's stockholders,
      (ii) amend the terms of or reclassify, or effect a stock split or combination with respect to, any of its capital stock, distribute to stockholders any material assets or securities of Holding, New Holding or any of their respective Subsidiaries, or otherwise materially alter its capital structure except (x) in connection with financing transactions entered into in order to effectuate the consummation of the transactions contemplated by this Agreement as more particularly expressly described in the Commitments, and (y) as may be necessary to consummate the permitted purchase or acquisition of another entity, whether by acquisition of assets, merger, tender offer, stock purchase, consolidation or recapitalization subject in all respects to being in compliance with Holding's obligations under Section 6.3(g) and provided that such amendment, reclassification, stock split, combination, distribution or capital structure alteration would not impact (after giving effect to the transactions contemplated by this Agreement, so that such impact is measured on a pro forma basis as if the stockholders of Discount were then holding New Holding Common Stock as a result of the Merger) any such common stockholder of New Holding in a manner disproportionate to the relative stock ownership of such common stockholder otherwise contemplated by the Merger and the Reincorporation, (iii) pay any dividend to stockholders of Holding or New Holding, or (iv) adopt a plan of liquidation or dissolution or sell all or substantially all of its assets;

  (g) permit New Holding or Merger Sub to have any operations or incur any liabilities, other than liabilities arising out of the organization of the respective companies and liabilities incurred in connection with the transactions contemplated by this Agreement;

  (h) take, or agree in writing or otherwise to take (i) any of the actions described in Subsections (a) through (g) above, (ii) any action not otherwise expressly authorized by this Agreement that would materially and adversely impact Holding's or New Holding's or Merger Sub's or ASCI's ability to consummate the transactions contemplated hereby, or prevent any of them from performing or cause either of them not to perform its respective covenants hereunder in any material respect, (iii) any action not otherwise expressly authorized by this Agreement that will result in any of the conditions to the transactions contemplated by this Agreement as set forth in Article 8 not being satisfied or will result in violation of any provision of this Agreement, (iv) amend, modify or terminate the New Holding Merger Agreement in any material respect, or (v) any other action not otherwise expressly authorized by this Agreement that would materially adversely delay or materially adversely impair the ability of Holding, ASCI, New Holding or Merger Sub to consummate the transactions contemplated hereby or any action that could reasonably be expected to materially adversely delay or materially adversely impair the ability of Holding, New Holding and ASCI to satisfy the conditions to, and/or to secure, the financing contemplated by or under the Commitments.

   Section 6.3 Cooperation; Access.

  (a) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Holding and Discount shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, or with the SEC pursuant to the Exchange Act.

  (b) Prior to the Closing, Discount will, and will cause each of its Subsidiaries to, permit representatives of Holding and ASCI to have full access at all reasonable times and with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Discount and its Subsidiaries, to all premises, properties, officers (and any other specific employees to whom such officers may expressly authorize access in writing from time to time), books, records (including Tax records), contracts, commitments and documents of or pertaining to each of Discount and its Subsidiaries and to conduct such inspections and investigations as Holding and ASCI may reasonably require; provided, however, that, prior to the expiration or termination of any waiting period under the HSR Act or other similar law applicable to the transaction, Holding and ASCI shall only be permitted such reasonable access which, in their discretion, after consultation with their counsel, is appropriate during such inspection and investigation process and provided further, Discount may withhold such portions of documents or information relating to pricing or other matters that are highly sensitive and the exchange of such documents (or portions thereof) or information, as determined by Discount or Discount's outside legal counsel, that might reasonably result in antitrust difficulties between Discount and Holding (or any of its Affiliates). If any material is withheld from Holding or ASCI pursuant to the second proviso of the preceding sentence, Discount shall inform Holding as to what is being withheld. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of Section 6.4. In addition to the foregoing, with respect to the Designated Discount Real Properties, Discount shall use its best efforts to complete any and all environmental questionnaires that may be required or deemed necessary by Holding and ASCI; and, if required and to the extent required by the providers of the Commitments, Discount shall arrange for environmental reports to be prepared and/or further testing to be conducted with respect to those Designated Discount Real Properties for which the providers of the Commitments may so require the preparation of such reports and/or conduct of further testing. The cost of any such environmental reports and any such further testing shall be borne by Discount.

  (c) Prior to the Closing, Holding will, and will cause each of its Subsidiaries to, permit representatives of Discount to have access at all reasonable times and with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Holding and its Subsidiaries, to such premises, properties, books, records (including Tax records), contracts, commitments and documents of or pertaining to each of Holding and its Subsidiaries and to conduct such inspections and investigations in all cases only as Discount may reasonably believe is necessary in order to confirm the accuracy of the representations and warranties of Holding and ASCI (if Discount reasonably believes that a representation or warranty may have been breached), the compliance by Holding and ASCI of their respective covenants under this Agreement, and the satisfaction of the conditions to Discount's obligation to consummate the transactions hereunder; provided, however, that, prior to the expiration or termination of any waiting period under the HSR Act or other similar law applicable to the transaction, Discount shall only be permitted such reasonable access which, in their discretion, after consultation with their counsel, is appropriate during such inspection and investigation process and provided further, Holding may withhold such portions of documents or information relating to pricing or other matters that are highly sensitive and the exchange of such documents (or portions thereof) or information, as determined by Holding or Holding's outside legal counsel, might reasonably result in antitrust difficulties between Discount and Holding (or any of its Affiliates). If any material is withheld from Discount pursuant to the second proviso of the preceding sentence, Holding shall inform Discount as to what is being withheld. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of Section 6.4.

   Section 6.4 Confidentiality. The parties acknowledge that ASCI has previously executed a confidentiality agreement dated as of March 15, 2001 and Discount has previously executed a confidentiality agreement dated as of June 12, 2001 (the "Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect in accordance with their terms, except as expressly modified herein, until the Effective Time, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality Agreements shall thereafter remain in full force and effect in accordance with their terms. Notwithstanding the foregoing, each party hereby expressly consents to the disclosure of any information subject to the Confidentiality Agreements required to be disclosed by applicable law in connection with the consummation of the transactions contemplated by this Agreement; provided, that the parties shall consult with one another prior to the disclosure of any such information.

   Section 6.5 Notices of Certain Events. Each of Holding and New Holding, on the one hand and Discount, on the other hand, shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;
(ii) any notice of other communication from any Governmental Entity in connection with the Merger or any party's filings under the Exchange Act; and
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Holding, New Holding or Discount or their respective Subsidiaries that relate to the consummation of the Merger. Each of Holding and Discount will use commercially reasonable efforts to promptly notify the other if, in the course of such party's investigations with respect to the other and the other's Affiliates, such party obtains knowledge that any representation or warranty of the other is, or is reasonably expected to be, untrue or inaccurate so as to have a Material Adverse Effect.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

   Section 7.1 No Solicitation.

  (a) From the date hereof until the Effective Time, Discount shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities with respect to any of the following and shall not, nor shall it authorize or permit any of its Subsidiaries, directly or indirectly,

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

      to, nor shall it authorize or permit any officer, director, affiliate, employee, attorney, accountant, financial advisor, independent representative or independent agent or any other advisor or representative of Discount or of any of its Subsidiaries to, solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to, a proposal or offer to acquire any assets, business or properties of Discount or any of its Subsidiaries other than assets, businesses or properties that are permitted to be sold by Discount and its Subsidiaries pursuant to Section 6.1 or any part of the capital stock of Discount or any of its Subsidiaries, whether by merger, share purchase or exchange, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination, purchase of assets, tender offer, exchange offer or similar transaction, whether for cash, securities or any other consideration or combination thereof other than the transactions contemplated by this Agreement and other than another transaction or series of related transactions in which Holding, New Holding or a Subsidiary of Holding or of New Holding is the acquiring Person (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"); provided, however, that if, at any time prior to the Discount Stockholder Vote on this Agreement, the Plan of Merger and the Merger, the Board of Directors of Discount determines in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of its fiduciary duties to Discount's stockholders under applicable law, Discount in response to a bona fide written Acquisition Proposal that the Discount Board of Directors determines in good faith is not subject to a financing contingency that is more uncertain or conditioned than the financing contingency applicable to the Merger that is contained in the Commitments described in Section 8.2(h) of this Agreement and, if consummated, would constitute a Superior Proposal, and that was unsolicited or that did not otherwise result from a breach of this section, may, (x) furnish non-public information with respect to Discount to the Person or group who made such Acquisition Proposal pursuant to a confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement protecting information of Discount and executed by ASCI and
      (y) participate in discussions and negotiations regarding such Acquisition Proposal. Notwithstanding the foregoing, Discount agrees not to release any third party from, or waive any provision of, any confidentiality agreement between Discount and another Person previously entered into by Discount in the course of Discount's efforts to identify an acquisition partner, unless the Board of Directors of Discount determines in good faith, after consultation with outside legal counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties to Discount's stockholders and to enable such third party to communicate with and make an Acquisition Proposal addressed to the Board of Directors of Discount, and in such event, such waiver shall only be made to the extent necessary to permit such third party to make such Acquisition Proposal directly to the Board of Directors of Discount, to negotiate a Superior Proposal with the Board of Directors of Discount, and/or to enter into and to consummate a Superior Proposal that is ultimately approved by the Board of Directors of Discount. No other provisions of such confidentiality agreement shall be released or waived, and no authorization shall be given to such third party to obtain proxies, voting agreements, options or option agreements or to purchase shares of any shareholder of Discount other than pursuant to a tender offer approved by Discount's Board of Directors in connection with and as part of consummating a Superior Proposal. In the event that the Board of Directors of Discount determines in good faith, after consultation with outside legal counsel, that such action is necessary as described in the foregoing two sentences, then the Board of Directors of Discount shall concurrent with its release of such third party from those provisions of the confidentiality agreement between Discount and such person that are necessary to accomplish the foregoing, simultaneously release Holding and ASCI from the comparable provisions of their Confidentiality Agreement previously entered into with Discount. In addition, in the event that any third party that has not entered into a confidentiality agreement with Discount takes any action or actions that would lead to or constitutes an Acquisition Proposal, then the Board of Directors of Discount shall immediately release Holding and ASCI from those provisions of their Confidentiality Agreement previously entered into with Discount that would enable Holding and ASCI to take such action or actions comparable to those then being taken by such third party.

  (b) For these purposes, a "Superior Proposal" shall mean any bona fide unsolicited written proposal made by a third party to acquire all or substantially all the equity securities or assets of Discount, pursuant to a tender offer or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or a similar transaction, (i) on terms which the Board of Directors of Discount determines in their good faith judgment is more favorable from a financial point of view for the holders of Discount Common Stock than the Merger, after consultation with its outside counsel and financial advisor, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal in the form of a firm commitment by Holding to amend the terms of the Merger) and (ii) that is not subject to a financing contingency that is more uncertain or conditioned than the financing contingency applicable to the Merger that is contained in the Commitments described in Section 8.2(h) of this Agreement and is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal and the Person making such proposal.

  (c) Nothing contained in this Section 7.1 shall prohibit Discount from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) of the Exchange Act with regard to an Acquisition Proposal.

  (d) Neither the Board of Directors of Discount, nor any committee thereof, shall withdraw, modify or qualify (or propose to withdraw, modify or qualify) the Discount Recommendation in any manner adverse to Holding or ASCI, or take any action or make any statement in connection with the Discount Meeting inconsistent with such Discount Recommendation. Notwithstanding the foregoing, at any time prior to the Discount stockholder vote on this Agreement, the Plan of Merger and the Merger, the Board of Directors of Discount may, in response to a Superior Proposal that was unsolicited and did not otherwise result from a breach of this Section 7.1, withdraw, modify or qualify the Discount Recommendation if the Board of Directors of Discount determines, in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so.

  (e) Notwithstanding the foregoing, (i) two (2) Business Days prior to providing any information to any Person or entering into discussions or negotiations with any such Person regarding such Superior Proposal, Discount shall notify Holding promptly of such inquiries or proposals received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of Discount's authorized representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and Discount agrees that it will keep Holding informed in all material respects of the status and terms of any such inquiries, proposals or offers, and not enter into any agreements which would prohibit or impair its obligation to do so hereunder, and (ii) Discount shall not terminate this Agreement pursuant to Section 9.1(g) nor enter into an agreement with respect to a Superior Proposal unless Discount shall have first (x) furnished Holding with written notice not later than 12:00 noon (New York time) five (5) Business Days in advance of any date that it intends to terminate this Agreement and enter into such agreement, and
      (y) caused its financial and legal advisors to negotiate with Holding during such five day period in an effort to make such adjustments in the terms and conditions of this Agreement as would enable Discount to proceed with the transactions contemplated hereby on such adjusted terms. In addition, as provided for in Section 9.3, if Discount enters into an agreement with respect to any Superior Proposal, it shall concurrently with or prior to entering into such agreement pay, or cause to be paid, to ASCI the Termination Fee (as defined in Section 9.3), plus any amounts payable for Expenses pursuant to the provisions of Section 9.3.

  (f) Notwithstanding the foregoing, if Holding shall have received notice from Discount pursuant to the provisions of either Section 7.1(e)(i) or
      Section 7.1(e)(ii) and then only in the case where such notice is received after the Rating Date, Holding shall have the right, by written notice to Discount given within five (5) Business Days of the receipt of such notice, to require Discount to call and hold the Discount Meeting, notwithstanding the existence of such Superior Proposal, in which event (i) Discount shall not have the right to terminate this Agreement pursuant to the provisions of Section 9.1(g) and (ii) Holding shall not have the right to terminate this Agreement pursuant to the provisions of Section 9.1(e) due to (x) any approval or recommendation by the Board of Directors of Discount of such Superior Proposal reasonably considered necessary as a result of such Superior Proposal or adoption of a resolution to such effect, (y) any withdrawal or modification or qualification of its recommendation or qualification of its approval of this Agreement, the Plan of Merger or the Merger by the Board of Directors of Discount in a manner adverse to the interests of Holding or ASCI reasonably considered necessary as a result of such Superior Proposal or adoption of a resolution to such effect, or (z) any failure to include in the Proxy Statement/Prospectus the recommendation without adverse modification or qualification that the stockholders of Discount approve this Agreement, the Plan of Merger and the Merger reasonably considered necessary as a result of such Superior Proposal. For these purposes, the "Rating Date" shall mean the earlier of (i) thirty (30) days after the date of this Agreement or (ii) the date on which Holding delivers to Discount copies of letters from each of Standard & Poors Rating Service ("S&P") and Moody's Investors Service, Inc. ("Moody's") which confirm that, with respect to ASCI's Senior Subordinated Facility (as such term is defined in the Commitments), ASCI's senior subordinated debt, on a pro forma basis, after giving effect to the Transactions (as is defined in the Commitments), has been issued ratings from each of S&P and Moody's, with such ratings (x) being B- or better, in the case of S&P, and B3 or better, in the case of Moody's and (y) each having an "outlook" of stable or better.

   Section 7.2 Proxy Statement/Prospectus; Registration Statement; Stockholders Meeting.

  (a) As promptly as practicable after the execution of this Agreement, Discount, ASCI, Holding and New Holding will (i) prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the adoption of this Agreement and the approval of the Merger and Plan of Merger by the stockholders of Discount pursuant to the Proxy Statement/Prospectus described in subsection (c) below and the registration under the Securities Act of the Stock Consideration included in the Merger Consideration, and (ii) file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the Stock Consideration in such states as are designated by Discount (the "Blue Sky Filings"). Discount, ASCI, Holding and New Holding will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. Holding and New Holding will notify Discount promptly of the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any Blue Sky Filings or for additional information, and will supply Discount with copies of all correspondence between Holding, New Holding or any of their respective representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement. If at any time prior to receipt of the Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Discount, Holding and New Holding shall promptly prepare and arrange for the mailing to Discount stockholders such an amendment or supplement. Each party will cause its counsel and independent auditors, promptly upon request therefor, to deliver any consents, legal opinions or "cold comfort" letters that may reasonably be required by any party or its financial advisor or agents in connection with the transactions contemplated by this Agreement.

  (b) Discount hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Discount's stockholders, (ii) approved the Merger and (iii) resolved to recommend in the Proxy Statement/Prospectus adoption of this Agreement and authorization of the Merger by the stockholders of Discount.

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

  (c) Discount agrees, subject to Section 7.1, that this Agreement shall be submitted at the Discount Meeting. As soon as practicable after the date of this Agreement and following the date on which the Proxy Statement/Prospectus is in a position to be mailed to the Discount stockholders, Discount shall take all action, to the extent necessary in accordance with applicable law and its Charter Documents, to convene a meeting of its stockholders promptly to consider and vote upon the approval of the Merger, and Discount shall prepare and file with the SEC, subject to the prior approval of Holding, which approval Holding shall not unreasonably withhold, together with the Registration Statement, the Proxy Statement/Prospectus and proxy and other filings relating to the Discount Meeting as required by the Exchange Act. The term "Proxy Statement/Prospectus" shall mean such proxy statement at the time it initially is mailed to stockholders and all duly filed amendments or revisions made thereto, if any, similarly mailed. Notice of the Discount Meeting shall be mailed to the stockholders of Discount along with the Proxy Statement/Prospectus. Discount, Holding and ASCI each shall use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement/Prospectus; and Discount, Holding and ASCI, as appropriate, shall respond promptly to any comments made by the SEC with respect to the Proxy Statement/Prospectus and cause the Proxy Statement/Prospectus and proxy to be mailed to Discount's stockholders at the earliest practicable time.

   Section 7.3 NYSE Listing. Discount agrees to use reasonable efforts to continue the listing of Discount Common Stock on the New York Stock Exchange through the earlier of the Closing or termination of this Agreement.

   Section 7.4 Legal Conditions to Merger.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, and subject to Section 7.1 and 9.1(g), Discount, Holding, ASCI and New Holding shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Discount or Holding or New Holding or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary material filings, and thereafter make any other required material submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Discount, Holding, New Holding and ASCI shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Discount, Holding, New Holding and ASCI shall use reasonable commercial efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus) in connection with the transactions contemplated by this Agreement. If Discount is requested to do so in writing by Holding, Discount will use commercially reasonable efforts to obtain those Holding Designated Consents identified in such request; provided, however, that in no event shall Discount be required to pay any money or provide any guarantee to obtain such Holding Designated Consent; provided, further, that the failure to obtain any Holding Designated Consent shall not in any way prevent or delay the parties from closing the transactions contemplated by this Agreement. In connection therewith, and in connection with its negotiations for such Holding Designated Consents, Discount may not offer or consent to any modification or amendment of any lease or other contract without Holding's prior written consent which consent may be withheld in Holding's sole discretion. At Holding's election,

      Holding may participate in and jointly control the process of obtaining any such Holding Designated Consents. Discount agrees to transmit the form of requested consent to the appropriate parties for approval promptly after the execution of this Agreement. Holding shall have the right to approve the form of consent and the transmittal letter used to transmit such consents to each such party. Discount shall keep Holding advised of its progress in obtaining such Holding Designated Consents and shall obtain Holding's written consent which consent may be withheld in Holding's sole discretion prior to offering or consenting to any substantive change or modification of the form of the consent approved by Holding. The "Holding Designated Consents" are set forth on Schedule D to this Agreement and such Schedule D may be updated from time to time to add any material consents, material licenses, material permits, material waivers, material approvals or material authorizations that are discovered by Holding after the date of this Agreement. Discount shall take all necessary action so that the Senior Term Notes issued under the Note Purchase Agreement dated as of July 17, 1997 and the Senior Secured Notes issued under the Note Agreement dated as of October 30, 1989 may be repaid in full and retired on the Closing Date. If requested by Holding, Discount shall further take all necessary action so that, effective on the Closing Date, the Master Lease Agreement dated as of May 30, 2000 between Atlantic Financial Group, Ltd. and Discount Auto Parts Distribution Center, Inc. and all other documents related to said transaction are terminated (except for obligations that expressly survive termination under the terms of such documents, as such documents exist as of the date hereof) and the real property subject thereto is reacquired by Discount in accordance with their terms free and clear of all monetary liens (other than any lien for nondelinquent taxes) and take all other action associated therewith without any liability other than provided for in such Master Lease Agreement and the other related documents.

  (b) Holding, New Holding and Discount agree, and shall cause each of their respective Subsidiaries and Affiliates, to cooperate and to use reasonable commercial efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law and, unless either Holding or New Holding determines that there is a reasonable basis to conclude that such action is reasonably likely to have a Material Adverse Effect either on Holding and its Subsidiaries, on Discount and its Subsidiaries or on the consolidated entities after the Merger and the Reincorporation and notifies Discount to such effect or Discount determines that there is a reasonable basis to conclude that such action is reasonably likely to have a Material Adverse Effect on the consolidated entities after the Merger and the Reincorporation and notifies Holding to such effect, to contest and resist any action, brought by a private party under the Antitrust Laws (a "Private Party Action") , and to have vacated, lifted, reversed or overturned any order, stay, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) obtained by a private party (a "Private Party Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Holding and New Holding shall not be obligated to but may elect to contest and resist any action brought by a Governmental Entity, including any legislation, administrative or judicial action (a "Government Action"), or to seek to vacate, lift, reverse or overturn any order issued by a Governmental Entity as a consequence or arising out of an action brought by a Governmental Entity (a "Government Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. If Holding or New Holding so elects, Discount shall fully cooperate and assist Holding and New Holding therewith. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Holding, New Holding and Discount shall mutually direct any proceedings or negotiations with any private party relating to proceedings under or relating to any Antitrust Law and constituting a Private Party Action or a Private Party Order and shall share equally the reasonable costs and expenses incurred in connection therewith (except that if such Private Party Action or Private Party Order is to be contested and Discount determines that there is a reasonable basis to conclude that such action is reasonably likely to have a Material Adverse Effect either on Holding and its Subsidiaries, on Discount and its Subsidiaries or on the consolidated entities after the Merger and the Reincorporation and notifies Holding to such effect, the parties shall not share the costs and expenses equally but instead each party shall bear its own costs and expenses). Holding and New Holding shall direct any proceedings or negotiations with any Governmental Entity relating to any Government Action or Government Order, and shall afford Discount a reasonable opportunity to participate therein, and Discount shall fully cooperate and assist Holding in any such proceedings or negotiations. Discount and its Subsidiaries shall cooperate with Holding and New Holding with respect to any action which Holding and/or New Holding shall choose to take in response to any demand, requirement, or other action taken by the United States Federal Trade Commission ("FTC") or the United States Department of Justice ("DOJ") or any other regulatory body or agency, including, but not limited to, divesting any of its businesses, retail stores, product lines or assets; provided such divestitures or other actions are not required to be taken, completed or implemented until on or after the Effective Time and is not reasonably expected to have a Material Adverse Effect on the consolidated New Holding after the Merger and the Reincorporation. If a Private Party Action or a Private Party Order is reasonably likely to have a Material Adverse Effect either on Holding and its Subsidiaries, on Discount and its Subsidiaries or on the consolidated entities after the Merger and the Reincorporation, Holding shall not be obligated to consummate the transactions contemplated by this Agreement and may terminate this Agreement pursuant to Section 9.1(c). If a Private Party Action or a Private Party Order is reasonably likely to have a Material Adverse Effect on the consolidated entities after the Merger and the Reincorporation, Discount shall not be obligated to consummate the transactions contemplated by this Agreement and may terminate this Agreement pursuant to Section 9.1(c). Notwithstanding anything to the contrary contained in this Section 7.4, Holding, ASCI or their Subsidiaries shall not be required to (i) divest or agree to divest any of their or Discount's and its Subsidiaries' respective businesses, retail stores, product lines or assets or to take or agree to take any other action with respect to Holding, New Holding, ASCI, Discount or their respective Subsidiaries, or (ii) take any other action under this
      Section 7.4, if the DOJ or the FTC or any other regulatory body or agency authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. Each Person shall pay any filing fee required under the regulations promulgated pursuant to the HSR Act with respect to its own filing thereunder.

   Section 7.5 Public Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Holding and Discount. Thereafter, Holding and Discount shall consult with each other before issuing any press release or otherwise making any public statement or public filing with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement or public filing prior to such consultation, except as, in the reasonable judgment of the Board of Directors of either Holding or Discount, may be required by law or the rules and regulations of the New York Stock Exchange.

   Section 7.6 Certain Employee Benefit Plan Obligations.

  (a) During the period commencing at the Effective Time and ending twelve
      (12) months thereafter, New Holding, ASCI and/or the Surviving Corporation shall provide the employees of Discount and the Discount Subsidiaries (the "Discount Employees") with benefits (other than stock and stock-based benefits and the value thereof) that are in the aggregate substantially equivalent to or more favorable than the benefits provided to such employees immediately before the Effective Time by Discount and the Discount Subsidiaries identified in the Discount Disclosure Schedule; provided however, this covenant shall not prohibit changes in benefit plans required by law or in the ordinary course of

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

      business on a basis reasonably consistent with the practices of ASCI, it being understood by Discount, Holding, ASCI and New Holding that the benefits provided by ASCI to its employees on the date hereof (as described in a schedule of benefits delivered by ASCI to Discount) satisfy such agreement. New Holding, ASCI and the Surviving Corporation will treat, and cause their benefit plans to treat, the service of the Discount Employees with Discount or any Discount Subsidiary attributable to any period before the Effective Time as service rendered to New Holding, ASCI and/or the Surviving Corporation, as applicable, for purposes of eligibility to participate, vesting, benefit accrual and for other benefits including, but not limited to, applicability of minimum waiting periods for participation. Without limiting the foregoing, New Holding, ASCI and the Surviving Corporation shall not, except as may be required by applicable law, treat any Discount Employee as a "new" employee for purposes of any exclusions under any health or similar plan of New Holding, ASCI and/or the Surviving Corporation for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

  (b) Following the Effective Time, the Surviving Corporation shall honor and shall cause its Subsidiaries to honor (i) in accordance with their terms, all written individual employment, termination, severance, bonus, change in control, post-employment and other written compensation agreements, arrangements and plans existing prior to the execution of this Agreement and referred to in the Discount Disclosure Schedule ("Disclosed Discount Employment Arrangements"), which are between Discount or any Discount Subsidiary and any current or former director, officer or employee thereof, and (ii) all legally imposed obligations relating to employment matters pursuant to applicable law. Notwithstanding anything to the contrary contained herein, no officer or employee shall have any right to continued employment or any other right, except to the extent specifically set forth in such officer's or employee's Disclosed Discount Employment Arrangement or as provided in
      Section 7.6(a). New Holding and/or ASCI will cause the Surviving Corporation to honor its obligations under the Designated Arrangements on the Discount Disclosure Schedule. As for those items which are included as part of the Disclosed Discount Employment Arrangements and which are expressly identified as Designated Arrangements on the Discount Disclosure Schedule, the provisions of this Section 7.6(b) are
      (x) intended to be for the benefit of, and will be enforceable by, each Person who is a counterparty to the Designated Arrangements, his or her heirs and his or her representatives and (y) in addition to, and not in substitution for, any other rights that any such Person may have by contract or otherwise.

  (c) If the Surviving Corporation or any of the Discount Subsidiaries, or any of their respective successors or assigns, transfers all or substantially all of its properties and assets to any Person or Persons within twelve months of the Effective Time, then, and in each such case, proper provision shall be made so that the transferee assumes (and if more than one, the transferees assume, jointly and severally) the obligations set forth in this Section 7.6.

  (d) Except as expressly provided in this Section 7.6, the Surviving Corporation shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of Discount or any Discount Subsidiary. Nothing in this Agreement shall alter or limit New Holding's, ASCI's and/or the Surviving Corporation's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of the Discount Employees and their qualified beneficiaries in connection with the group health plan maintained by Discount as of the Effective Time.

   Section 7.7 Indemnification, Exculpation and Insurance.

  (a) Holding, New Holding and ASCI each agree that all rights to indemnification, expense advancement and exculpation from liabilities for acts or omissions occurring at and/or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of Discount and its Subsidiaries as provided in their respective Charter Documents and any indemnification agreements or arrangements of Discount or any of its Subsidiaries shall survive the Merger and shall be assumed in all respects by and will be fulfilled and honored by the Surviving Corporation and guaranteed by Holding, New Holding and ASCI and shall continue in full force and effect, without amendment, for at least six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Without limiting the foregoing,
      (i) Holding, New Holding, ASCI and/or the Surviving Corporation shall pay any expenses of any indemnified Person under this Section 7.7 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under applicable law upon receipt from the applicable indemnified Person to whom advances are to be advanced of an undertaking to repay such advances required under applicable law and (ii) each of Holding, New Holding, ASCI and the Surviving Corporation shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of Discount and its Subsidiaries who become directors or officers of Holding, New Holding or their respective Subsidiaries will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Holding and/or of New Holding.

  (b) For not less than six years after the Effective Time, New Holding, ASCI or the Surviving Corporation shall maintain in effect Discount's current directors' and officers' liability insurance covering acts or omissions occurring at and/or prior to the Effective Time with respect to those Persons who are currently covered by Discount's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to Discount's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that New Holding may substitute therefor policies of New Holding, ASCI or their Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers so long as no lapse in coverage occurs as a result of such substitution; provided, further, that in no event shall Holding or New Holding or the Surviving Corporation be required to pay annual premiums for such insurance in excess of 150% of the annual premiums currently paid by Discount for such insurance and if New Holding and/or the Surviving Corporation are unable to obtain the insurance required by this Section 7.7(b), they shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. In the event that any claim or claims are asserted or made within such six-year period, such insurance shall be continued in respect of any such claim or claims until final disposition of any and all such claims.

  (c) In the event that either of the Surviving Corporation or New Holding or ASCI or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
      (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of New Holding, ASCI or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 7.7.

  (d) New Holding and ASCI shall cause the Surviving Corporation or any successor thereto to comply with its obligations under this Section 7.7.

  (e) The provisions of this Section 7.7 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

   Section 7.8 Control of Operations. Subject to the terms and provisions contained in Section 6.1 and Section 6.3 of this Agreement, nothing contained in this Agreement shall give Holding, directly or indirectly, the right to control or direct the operations of Discount or its Subsidiaries prior to the Effective Time. Subject to the terms and provisions contained in Section 6.1 and Section 6.3 of this Agreement, nothing contained in this Agreement shall give Discount, directly or indirectly, the right to control or direct the operations of Holding or New Holding or any of their Subsidiaries prior to the Effective Time. Prior to the Effective Time,

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

each of Holding, New Holding and Discount shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

   Section 7.9 No Rights Triggered. Discount shall take all actions necessary, and Holding and New Holding shall cooperate in the taking of such actions, such that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any Right becoming exercisable.

   Section 7.10 Securityholder Litigation.

  (a) Discount and its directors shall use reasonable commercial efforts to contest and resist any action, including any legislative, administrative or judicial action, initiated by or in the name of Discount or its securityholders and to have vacated, lifted, reversed or overturned any Government Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement arising therefrom. Discount shall give Holding and New Holding the opportunity to participate in the defense or settlement of any securityholder litigation against Discount or its directors relating to any of the transactions contemplated by this Agreement. No settlement of any such securityholder litigation shall be agreed to without Holding's consent, which shall not be unreasonably withheld.

  (b) Holding, New Holding, ASCI and their respective directors shall use reasonable commercial efforts to contest and resist any action, including any legislative, administrative or judicial action, initiated by or in the name of Holding, New Holding, ASCI or its securityholders and to have vacated, lifted, reversed or overturned any Government Order that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement arising therefrom. Holding, New Holding and ASCI shall give Discount the opportunity to participate in the defense or settlement of any securityholder litigation against Holding, New Holding, or ASCI or their respective directors relating to any of the transactions contemplated by this Agreement. No settlement of any such securityholder litigation shall be agreed to without Discount's consent, which shall not be unreasonably withheld.

   Section 7.11 Directors. At or before the Effective Time, Discount and each of its Subsidiaries shall have obtained the written resignation of each of their respective directors in their capacities as such (and not as employees), it being understood that any such resignation shall not constitute a voluntary termination of employment, an involuntary termination of employment or a termination for good reason by any such director for purposes of any change of control agreement, employment agreement, severance agreement or program or otherwise and shall not be considered as affecting any contract right then in existence between Discount and such director.

   Section 7.12 Delivery of Discount Financial Information. Discount will deliver to Holding and ASCI (a) (i) as promptly as is reasonably practicable, but in no event later than August 15, 2001, an audited consolidated balance sheet, statements of income and cash flows and stockholders' equity of Discount and its Subsidiaries as of and for the twelve month period ended May 29, 2001, complete with a report of Ernst & Young LLP, the auditors for Discount, that is not qualified in any respect (the "Discount Audited Financial Statements"), which Discount Audited Financial Statements will not be materially different in any respect from the Discount Unaudited Financial Statements included in the Discount Disclosure Schedule, (ii) as promptly as is reasonably practicable, but in no event later than October 12, 2001, the Form 10-Q (including the unaudited consolidated balance sheet, statements of income and cash flows of Discount and its Subsidiaries as of and for the three month period ended August 28, 2001 to be included therein (the "Discount Q1 Financial Statements"), and the exhibits thereto) required to be filed by Discount and its Subsidiaries with the SEC under the Exchange Act on or before such date (the "Discount Q1 Form 10-Q") and (iii) promptly upon request, any and all consents of Ernst & Young LLP, the auditors for Discount, that are required to be included in the Registration Statement and the Proxy Statement/Prospectus with respect to the Discount Q1 Financial Statements and the Discount Audited Financial Statements, and (b) subject to the provisions and limitations of

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

Section 6.3, as promptly as is reasonably practicable for all periods after the date of this Agreement prior to Closing, (i) monthly financial reports, including profit and loss, a balance sheet and changes in cash position, and
(ii) weekly sales and comparable sales reports (in each case broken down by Florida sales in the aggregate (and reflecting DIY and commercial sales separately) and comparable sales in the aggregate (and reflecting DIY and commercial sales separately) and non-Florida sales in the aggregate (and reflecting DIY and commercial sales separately) and comparable sales in the aggregate (and reflecting DIY sales and commercial sales separately)). Once delivered in accordance with this Section 7.12, (a) the Discount Audited Financial Statements and the "Discount Q1 Financial Statements" shall collectively be deemed to be "Discount Financial Statements" for the purposes of the representations and warranties contained in Section 4.4(b) of this Agreement (provided, that the Discount Q1 Financial Statements are subject to normal and recurring year-end adjustments, and contain all of the footnotes required by Regulation S-X), and (b) the Discount Q1 Form 10-Q shall be deemed to be included in the definition of "Discount SEC Reports" for the purposes of the representations and warranties contained in Section 4.4(a) and Section 4.4(b) of this Agreement. Discount will cause Ernst & Young LLP to deliver any "cold comfort" or similar letters regarding the Discount Financial Statements (including the Discount Q1 Financial Statements) and the Discount Audited Financial Statements as are customarily provided in similar transactions.

   Section 7.13 Delivery of Holding Financial Information. Holding and New Holding will deliver to Discount (a) promptly upon request, any and all consents of Arthur Andersen LLP, the auditors for Holding, that are required to be included in the Registration Statement and the Proxy Statement/Prospectus with respect to the Holding Financial Statements and/or the financial statements of New Holding and (b), subject to the provisions and limitations of
Section 6.3 as promptly as is reasonably practicable for all periods after the date of this Agreement prior to Closing, (i) monthly consolidated financial reports, including consolidated profit and loss, a consolidated balance sheet and consolidated changes in cash position, and (ii) four week period sales reports and weekly sales reports for the partial four week period prior to the Closing (in each case exclusive of sales reports by individual location). Holding will cause Arthur Andersen LLP to deliver any "cold comfort" or similar letters regarding the Holding Financial Statements as are customarily provided in similar transactions.

                                   ARTICLE 8

                              CONDITIONS TO MERGER

   Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

  (a) Stockholder Approval. The Agreement, the Merger and the Plan of Merger shall have received Stockholder Approval.

  (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated.

  (c) Approvals. Other than the filing provided for by Section 2.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect, have been filed, been obtained or occurred.

  (d) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Government Order or statute, rule, or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  (e) Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  (f) Simultaneous Merger. Simultaneously with the Merger and at the Effective Time, Holding shall have merged with and into New Holding and said merger shall have become effective under the Delaware General Corporation Law and the Virginia Stock Corporation Act.

  (g) New Holding Common Stock. The shares of New Holding Common Stock issuable to Discount's stockholders and option holders in the Merger or thereafter shall have been authorized for listing on either the NYSE or Nasdaq National Markets, upon official notice of issuance.

   Section 8.2 Additional Conditions to Obligations of Holding, New Holding and Merger Sub. The obligations of Holding, New Holding and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Holding or New Holding:

  (a) Representations and Warranties. The representations and warranties of Discount set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (other than the representations and warranties contained in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i), 4.17, 4.19 and 4.20 (with respect to matters of Florida law) which shall be true and correct in all material respects) where the failures to be true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect upon Discount or the Surviving Corporation or a material adverse effect upon the ability of Discount to consummate the transactions contemplated hereby; and Holding and New Holding shall have received a certificate signed on behalf of Discount by the Chief Executive Officer and the Chief Financial Officer of Discount to such effect.

  (b) Performance of Obligations of Discount. Discount shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Holding and New Holding shall have received a certificate signed on behalf of Discount by the Chief Executive Officer and the Chief Financial Officer of Discount to such effect.

  (c) Physical Inventory. Discount shall have performed a physical inventory observation of its salable inventory at its Lakeland, Florida distribution center within 45 days of the date hereof, which inventory shall have been taken in accordance with Discount's historical physical inventory procedures and practices and consistent with such past practice and performed in a manner reasonably satisfactory to Holding and with representatives of Holding being allowed to observe the taking of the inventory and to review the reconciliation of the inventory to the general ledger; and the results of such inventory shall reflect an aggregate inventory value at the Lakeland, Florida distribution center which does not, on a historic cost basis, result in a reduction greater than 5% of the portion of the inventory amount shown on the balance sheet included in Discount's Q1 Financial Statements as pertaining to that facility and as reflected in the general ledger as of such date, adjusting such portion of the inventory amount reflected in such balance sheet as follows: such amount will include adjustments for the appropriate and necessary normal and recurring reconciling items which are consistent with Discount's past practices for reconciling inventory, including without limitation, reconciling items to take into account activity with respect to such inventory between the actual date of the inventory observations and August 28, 2001, and which reconciling items are more particularly set forth on the Discount Disclosure Schedule.

  (d) Sale/Leaseback Agreement. Discount shall have entered into amendments to each of those certain Master Leases dated as of February 27, 2001between Discount, on the one hand, and Dapper Properties I, LLC, Dapper Properties II, LLC and Dapper Properties III, LLC, respectively, on the other hand, each of which amends such Master Lease in the manner set forth in Exhibit C-1 hereto, such amendment shall be satisfactory to Holding, and each of such Master Leases shall continue to qualify for off balance sheet treatment under U.S. GAAP. In connection with obtaining such amendments (including the consent identified in Exhibit C-1), Discount shall not offer or consent to the modification of any of such Master Leases or any documents delivered in connection with the closing of the Master Leases (other than the modifications specifically set forth in Exhibit C-1 and corresponding modifications in the documents delivered in connection with the closing of the Master Leases), except as expressly approved by Holding, and Discount shall keep Holding apprised of the status of obtaining such amendments (including the consent identified in Exhibit C-1).

  (e) Legal Opinion. Holding shall have received a legal opinion from Discount's legal counsel, Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, Professional Association, in substantially the form of Exhibit C.

  (f) Irrevocable Proxy and Voting and Stock Option Agreements. The Principal Stockholder shall have executed and delivered the Irrevocable Proxy and Voting Agreement, in the form of Exhibit D, and the Stock Option Agreement, in the form of Exhibit E.

  (g) No Material Adverse Change. There shall not have occurred since the date of this Agreement a material adverse change in the financial condition, results of operations, properties, assets, business or prospects of Discount and its Subsidiaries, taken as whole.

  (h) Commitments. The financial institutions who are parties to the Commitments shall under the terms of the Commitments be obligated to fund under the Commitments because all conditions to such funding have been, or at the closing thereof will be, in the opinion of the lenders who are parties to such Commitments, acting in their sole discretion, satisfied or waived.

  (i) Certificates. Discount shall, prior to the Closing Date, provide to Holding a certificate from the Secretary of State of the State of Florida as to Discount's active status, and such other certificates and closing documents as are reasonably requested by Holding and customary for transactions of the type contemplated hereby.

  (j) Other Agreements. Discount shall have executed and delivered each of the other agreements and instruments to be delivered by it pursuant to this Agreement.

   Section 8.3 Additional Conditions to Obligations of Discount. The obligation of Discount to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
Discount:

  (a) Representations and Warranties. The representations and warranties of Holding, New Holding, ASCI and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (other than the representations and warranties contained in Sections 5.1, 5.2, 5.3(a), 5.3(b)(i) and 5.15, which shall be true and correct in all material respects) where the failures to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the ability of Holding, New Holding, Merger Sub and ASCI to consummate the transactions contemplated hereby; and Discount shall have received a certificate signed on behalf of Holding and New Holding by the chief executive officer and chief financial officer of Holding and the President of New Holding to such effect.

  (b) Performance of Obligations of Holding, New Holding, Merger Sub and ASCI. Holding, New Holding, Merger Sub and ASCI shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Discount shall have received a certificate signed on behalf of Holding and New Holding by the chief executive officer and chief financial officer of Holding and the President of New Holding to such effect.

  (c) Election of Peter Fontaine. Effective upon the Closing Date, Peter J. Fontaine shall be elected as a member of the Board of Directors of New Holding, and the Amended and Restated Stockholders Agreement dated November 2, 1998 by and among Holding and certain of its stockholders (the "Stockholders Agreement") shall have been amended (i) to provide the Principal Stockholder with registration rights equivalent to those held by the Existing Stockholder and described in the Terms of the Registration Rights of the Common Stock attached as Exhibit A to the Stockholders Agreement; provided, that (i) the Principal Stockholder shall have no ability to make a written request for a Demand Registration, and (ii) with respect to the first time that the Existing Stockholder shall make a written request for a Demand Registration, the Principal Stockholder shall have registration rights equivalent to those held by the Ripplewood Stockholder (other than the ability to make a written request for a Demand Registration). and (ii) to require that Peter J. Fontaine shall continue to be elected to a seat on the Board of Directors of New Holding until the earlier of (A) 2004, (B) his submission of a voluntary resignation from such board, (C) his removal from such director position for cause, (D) Peter J. Fontaine no longer having beneficial interest in at least 50% of the shares of New Holding Common Stock beneficially acquired by Peter J. Fontaine pursuant to the Merger or (E) the expiration of the voting rights of the other parties to the Stockholders Agreement. If the voting rights of the other parties to the Stockholders Agreement expire after Peter
      J. Fontaine has been so elected, New Holding will thereafter continue to nominate Peter J. Fontaine for a seat on the Board of Directors of New Holding until the earlier of (w) 2004, (x) his submission of a voluntary resignation from such board, (y) his removal from such director position for cause, or (z) Peter J. Fontaine no longer having beneficial interest in at least 50% of the shares of New Holding common stock beneficially acquired by Peter J. Fontaine pursuant to the Merger.

  (d) No Material Adverse Change. There shall not have occurred since the date of this Agreement a material adverse change in the financial condition, results of operations, properties, assets, business or prospects of Holding and ASCI and their respective Subsidiaries, taken as a whole.

  (e) Exchange Agent. An officer of the Exchange Agent shall have certified in writing to Discount that the deposit required to be made by Holding and ASCI, into the Exchange Fund pursuant to Section 3.3 hereof has been made or is being made immediately following the Closing and the associated contribution of Discount Common Stock to ASCI.

  (f) Legal Opinion. Discount shall have received from Riordan & McKinzie, counsel to Holding, New Holding, Merger Sub and ASCI, an opinion dated the date of the Effective Time in substantially the form of Exhibit F.

  (g) Tax Opinion. Discount shall have received from Trenam, Kemker, Scharf, Barkin, Frye & O'Neill, P.A., counsel to Discount, an opinion to the effect that the exchange of new Holding Common Stock and cash for Discount Common Stock in the Merger, assuming the contemporaneous merger of Holding into New Holding, should be treated as part of an exchange subject to Section 351 of the Code.

  (h) Other Agreements. Holding and ASCI shall have executed and delivered each of the other agreements and instruments to be delivered by them pursuant to this Agreement.

                                   ARTICLE 9

                           TERMINATION AND AMENDMENT

   Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(g)), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Discount:

  (a) by mutual written consent of Holding, New Holding and Discount; or

  (b) by either Holding or Discount if the Merger shall not have been consummated by the Outside Date (provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of or failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before such date); or

  (c) by either Holding or Discount, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final Government Order or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or if by such party pursuant to its right to terminate as provided for in Section 7.4; or

  (d) by either Holding or Discount, if at the Discount Meeting (including any adjournment or postponement), the requisite Stockholder Approval shall not have been obtained (provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party seeking termination who at the time is in material breach of or has materially failed to fulfill any of its material obligations under this Agreement); or

  (e) by Holding, if (i) the Board of Directors of Discount shall have withdrawn or modified or qualified its recommendation or qualified its approval of this Agreement, the Plan of Merger or the Merger in a manner adverse to the interests of Holding or ASCI or shall have adopted a resolution to such effect; (ii) the Board of Directors of Discount shall have failed to include in the Proxy Statement/Prospectus its recommendation, without adverse modification or qualification, that the stockholders of Discount approve this Agreement, the Plan of Merger and the Merger; (iii) the Board of Directors of Discount shall have approved or recommended to the stockholders of Discount an Acquisition Proposal or a Superior Proposal or adopted a resolution to such effect; or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of Discount Common Stock is commenced (other than by Holding or an Affiliate of Holding) and the Board of Directors of Discount recommends that the stockholders of Discount tender their shares in such tender or exchange; or

  (f) by either Holding or Discount, if there has been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Discount (in the case of termination by Holding) or on the part of Holding, New Holding, Merger Sub or ASCI (in the case of termination by Discount), which breach (i) causes the conditions set forth in Section 8.2(a) or (b) (in the case of termination by Holding) or 8.3(a) or (b) (in the case of termination by Discount) not to be satisfied, and (ii) shall not have been cured (if capable of being cured) within 30 days following receipt by Discount from Holding of written notice of Discount's breach or by Holding from Discount of written notice of Holding's breach or New Holding's breach or Merger Sub's breach or ASCI's breach, as the case may be;

  (g) by Discount if, at any time prior to the Discount stockholder vote on this Agreement, the Plan of Merger and the Merger, and after it has received a Superior Proposal in compliance with Section 7.1 and has otherwise complied with its obligations under Section 7.1, the Board of Directors of Discount determines in good faith, after consultation with outside counsel, that its fiduciary obligations require Discount to terminate this Agreement, in order to permit Discount to enter into an agreement with respect to such Superior Proposal pursuant to Section 7.1; provided, that such termination shall not be effective until the payments required by Section 9.3 are made; or

  (h) by Holding, if either of the conditions to closing in Section 8.2(c) or
      Section 8.2(d) is not satisfied; provided, however, Holding's right to exercise this particular right of termination relative to the condition to closing in Section 8.2(c) shall expire fifteen (15) Business Days after Discount delivers the results of the physical inventory to Holding.

   Section 9.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement will immediately become void and there will be no liability or obligation on the part of Holding, New Holding, Merger Sub, Discount, ASCI or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 6.4 and 9.3; provided that (i) nothing contained herein shall relieve any party from liability for any willful breach of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) the provisions of Sections 6.4 and 9.3 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

   Section 9.3 Termination Fee; Expenses.

  (a) If Holding shall terminate this Agreement pursuant to Section 9.1(e), or Discount shall terminate this Agreement pursuant to Section 9.1(g), then, in each case, Discount shall pay to ASCI, on or prior to the date of such termination, a fee, in cash by wire transfer in immediately available funds to an account designated by ASCI (the "ASCI Account") in the amount of $9,000,000 (the "Termination Fee"), and shall, within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation of Holding and ASCI's expenses and out-of-pocket costs actually incurred by Holding and/or ASCI in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, costs and expenses of accountants, attorneys, sources and arrangers of financing, and financial advisors (collectively, the "Expenses"), pay to ASCI, in cash by wire transfer in immediately available funds to the ASCI Account up to $7,000,000 (the "Expense Cap") of the Expenses.

  (b) If the requisite Stockholder Approval is not obtained at the Discount Meeting and Holding, New Holding, Merger Sub and ASCI have not materially breached or failed to fulfill in any material respect any of their respective material obligations under this Agreement, Discount shall pay to ASCI (in cash by wire transfer in immediately available funds to the ASCI Account), following the Discount Meeting and within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation thereof, up to $2,500,000 of the Expenses plus fifty percent (50%) of any Expenses over $4,000,000 up to a maximum of an additional $1,000,000 being paid by Discount. If prior to the Discount Meeting (including an adjournment or postponement) there has been a Superior Proposal and, within twelve (12) months of the Discount Meeting, Discount enters into an agreement for the Superior Proposal, then concurrently with entering into the agreement for the Superior Proposal, Discount shall pay to ASCI the Termination Fee and any Expenses to the extent not previously paid by Discount (including Expenses paid by Holding and/or ASCI) up to the Expense Cap when aggregated with any amount that was previously paid by Discount to ASCI following the Discount Meeting. If prior to the Discount Meeting (including an adjournment or postponement) there has been a Superior Proposal and, within twelve (12) months of the Discount Meeting, Discount does not enter into an agreement for the Superior Proposal but within such 12 month period consummates another Acquisition Transaction or enters into an agreement for another Acquisition Transaction, which is subsequently consummated, then concurrently with the closing of such Acquisition Transaction, Discount shall pay to ASCI the Termination Fee and any Expenses to the extent not previously paid by Discount (including Expenses paid by Holding and/or ASCI) up to the Expense Cap when aggregated with any amount that was previously paid by Discount to ASCI following the Discount Meeting. If prior to the Discount Meeting (including an adjournment or postponement) there has been an Acquisition Proposal which is not a Superior Proposal and, within twelve (12) months of the Discount Meeting, Discount consummates an Acquisition Transaction or enters into an agreement for an Acquisition Transaction, which is subsequently consummated, then concurrently with the closing of the Acquisition Transaction, Discount shall pay to ASCI, in cash by wire transfer in immediately available funds to the ASCI Account, the Termination Fee and any Expenses to the extent not previously paid by Discount (including those Expenses paid by Holding and/or ASCI) up to the Expense Cap when aggregated with any amount that was previously paid by Discount to ASCI following the Discount Meeting.

  (c) If (i) there has been an Acquisition Proposal prior to the Outside Date (as the same may be extended), (ii) the Discount Meeting has not been held, (iii) Holding would be permitted to terminate this Agreement pursuant to Section 9.1(b), (iv) either Holding or Discount terminates this Agreement pursuant to Section 9.1(b), and (v) within twelve (12) months of the Outside Date (as the same may be extended), Discount consummates an Acquisition Transaction with the person who made the Acquisition Proposal or enters into an Agreement for an Acquisition Transaction with the person who made the Acquisition Proposal, which is subsequently consummated, then concurrently with the closing of the Acquisition Transaction, Discount shall pay to ASCI the Termination Fee and, following such closing and within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation thereof, the Expenses up to the Expense Cap, in each case in cash by wire transfer in immediately available funds to the ASCI Account.

  (d) If Holding terminates this Agreement pursuant to Section 9.1(f), then Discount shall within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation thereof, pay to ASCI the Expenses up to the Expense Cap in cash by wire transfer in immediately available funds to the ASCI Account.

  (e) If Holding terminates this Agreement pursuant to Section 9.1(h) as a result of the failure of the closing condition set forth in Section 8.2(c) or as a result of the failure of the closing condition set forth in Section 8.2(d), Discount shall pay to ASCI, within five (5) Business Days of receipt from Holding or ASCI of reasonably satisfactory documentation thereof, in cash by wire transfer in immediately available funds to the ASCI Account, in the case of termination as a result of the failure of the closing condition set forth in Section 8.2(c) up to $1,000,000 of the Expenses and in the case of a termination as a result of the failure of the closing condition set forth in Section 8.2(d), up to $2,500,000, plus fifty percent (50%) of any Expenses over $4,000,000 up to an additional $1,000,000 being paid by Discount.

  (f) For purposes of this Agreement, an Acquisition Transaction shall mean the occurrence of any of the following events: (i) the acquisition of Discount by merger, tender offer, exchange offer, consolidation or otherwise by any person or entity other than Holding, New Holding or ASCI or any Affiliate thereof; (ii) the acquisition by any person or entity other than Holding, New Holding or ASCI or any Affiliate thereof of all or a substantial portion of the assets of Discount and its Subsidiaries taken as a whole; (iii) the acquisition by any person or entity other than Holding, New Holding or ASCI or any Affiliate thereof of 50% of more of the outstanding shares of Common Stock of Discount;
      (iv) the adoption by Discount of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by Discount or any Subsidiary of Discount of fifty percent (50%) or more of the outstanding shares of Common Stock of Discount.

  (g) Notwithstanding any language in this Section 9.3 which might be considered to be to the contrary, ASCI shall never be entitled to receive more than one Termination Fee under this Agreement and shall never be entitled to be reimbursed for any item of Expense more than one time (it being understood that reimbursement of the aggregate Expenses may, where applicable and as set forth in this Section 9.3, wind up being achieved by way of two separate payments).

   Section 9.4 Amendment. Subject to Section 3.2(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Discount, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein except those conditions which are conditions that are imposed by and required to be satisfied under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

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

                                   ARTICLE 10

                                 MISCELLANEOUS

   Section 10.1 Survival. The representations, warranties and covenants set forth herein or in any instrument, agreement, certificate or other document delivered pursuant to this Agreement shall not survive the Closing or any termination of this Agreement, except that (i) the Confidentiality Agreements shall survive the execution and any termination of this Agreement, and (ii) the provisions of Sections 2.8, 3.1, 3.3, 7.6 and 7.7 shall survive the Closing,
(iii) Section 9.2 and Section 9.3 shall survive any termination of this Agreement, and (iv) the provisions of Article 10 shall survive the Closing and any termination of this Agreement.

   Section 10.2 Notices. All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent by telecopy, hand delivery or reputable overnight courier. The telecopier numbers and addresses of the parties set forth below shall be used for the delivery of notices unless and until a party changes its telecopier number or address for such purposes by notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecopy, when transmission of the telecopy is confirmed by the sender's telecopier, (ii) if given by reputable overnight courier, one Business Day after being delivered to the courier or (iii) if given by any other means, when actually received.

     (i) if to Holding, New Holding, Merger Sub or ASCI, to

       Advance Stores Company, Incorporated
       5673 Airport Road
       Roanoke, Virginia 24012
       Attention: Lawrence Castellani, Chief Executive Officer
       Telecopier: (540) 561-1448

     with a copy to:

       Riordan & McKinzie
       300 S. Grand Avenue, 29th Floor
       Los Angeles, CA 90071
       Attn: Richard J. Welch, Esq.
       Telecopier: (213) 229-8550

     (ii) if to Discount, to:

       Discount Auto Parts, Inc.
       4900 Frontage Road South
       Lakeland, Florida 33815
       Attn: Peter J. Fontaine
             C. Michael Moore
       Telecopier: (863) 284-2063

     with a copy to:

       Trenam, Kemker, Scharf, Barkin, Frye,
       O'Neill, & Mullis, Professional Association
       2700 Bank of America Plaza
       101 E. Kennedy Boulevard
       Tampa, FL 33601
       Attn: Gary I. Teblum
       Telecopier: (813) 229-6553

   Section 10.3 Interpretation; Headings; Terms. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Defined terms will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. Unless otherwise specified in a specific instance, the word day means a calendar day.

   Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

   Section 10.5 Waivers. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

   Section 10.6 Entire Agreement; No Third Party Beneficiaries. Except as specifically otherwise provided in this Agreement, this Agreement (including the documents and the instruments referred to herein or executed in connection herewith) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreements, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, (b) except as provided in Sections 3.3, 7.6(b) (with respect to the Designated Arrangements on the Discount Disclosure Schedule) and 7.7, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Discount nor Holding, New Holding, Merger Sub or ASCI makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

   Section 10.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO OR GIVING EFFECT TO ANY APPLICABLE CHOICE OR CONFLICTS OF LAW RULE OR PROVISION THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

   Section 10.8 Jurisdiction; Enforcement.

  (a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or the State of Florida or the State of Virginia or any Delaware state court or any Florida state court or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or the State of Florida or the State of Virginia or a Delaware state court or a Florida state court or any Virginia state court.

  (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida, in the State of Virginia or in the State of Delaware or in any Florida state court, Virginia state court or Delaware state court this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   Section 10.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   Section 10.11 Expenses. Except as otherwise contemplated by this Agreement, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby.

   Section 10.12 No Rule of Construction. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

   Section 10.13 Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

   Section 10.14 Waiver of Jury Trial. Each party hereto waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any agreement, contract or other document or instrument executed in connection herewith, or any of the transactions contemplated hereby.

   IN WITNESS WHEREOF, Holding, New Holding, Merger Sub, ASCI and Discount have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          HOLDING:

                                          Advance Holding Corporation

                                               /s/ Lawrence P. Castellani
                                          By: _________________________________
                                            Name: Lawrence P. Castellani
                                            Title: Chief Executive Officer

                                          NEW HOLDING:

                                          Advance Auto Parts, Inc.

                                               /s/ Lawrence P. Castellani
                                          By: _________________________________
                                            Name: Lawrence P. Castellani
                                            Title: Chief Executive Officer

                                          MERGER SUB:

                                          AAP Acquisition Corporation

                                               /s/ Lawrence P. Castellani
                                          By: _________________________________
                                            Name: Lawrence P. Castellani
                                            Title: Chief Executive Officer

                                          ASCI:

                                          Advance Stores Company, Incorporated

                                               /s/ Lawrence P. Castellani
                                          By: _________________________________
                                            Name: Lawrence P. Castellani
                                            Title: Chief Executive Officer

                                          DISCOUNT:

                                          Discount Auto Parts, Inc.

                                                 /s/ Peter J. Fontaine
                                          By: _________________________________
                                            Peter J. Fontaine,
                                            Chief Executive Officer

                                      S-1